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Exhibit 10.35

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Between:

Atara Biotherapeutics, Inc.

And:

Pierre Fabre Medicament

COMMERCIALIZATION AGREEMENT

Dated October 2, 2021

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TABLE OF CONTENTS

Page

Article 1 Definitions		1

Article 2 Licenses; Knowledge Transfer		16

2.1	Grant to Partner	16
2.2	Sublicenses.	17
2.3	No Other Rights or Implied Licenses	18
2.4	Restrictive Covenants.	18
2.5	Existing Agreement	19

Article 3 Right Regarding Option Countries		20

Article 4 Joint Steering Committee		20

4.1	Composition	20
4.2	Responsibilities	20
4.3	Subcommittees Establishment	22
4.4	Meetings	22
4.5	Minutes	22
4.6	Alliance Managers	22
4.7	Scope of Governance	22
4.8	Decision Making.	23

Article 5 Transition Plan		23

5.1	Transition Plan.	23

Article 6 Development Matters		24

6.1	Responsibilities – Primary Indication and Clinical Studies.	24
6.2	Responsibilities - Additional Indications and Clinical Studies.	25
6.3	General	25
6.4	Reports	25
6.5	Records	25
6.6	Ownership of Development Data and Partner Inventions	26
6.7	Right to Audit Development Activities	26
6.8	Right of Reference	26

Article 7 Regulatory Matters		27

7.1	Obtaining Regulatory Approval.	27
7.2	Transfer of Marketing Authorization for Europe and UK - Primary Indication	28

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7.3	Pharmacovigilance	28
7.4	Global Safety Database.	29
7.5	Early Access Programs	29
7.6	Regulatory Audits	29

Article 8 Commercialization and Promotion Matters		30

8.1	Responsibilities	30
8.2	Diligence	30
8.3	Commercialization Plan	30
8.4	Pricing	30
8.5	Promotional Materials	30
8.6	Ownership and Use of Product Trademarks and Product Trade Dress.	31
8.7	Reports	32
8.8	Compliance	32
8.9	Global Branding Strategy	32
8.10	Cell Selection	32
8.11	Notification	33
8.12	Order Handling. Order to Cash	33
8.13	Limitation on Developing and Commercializing the Product Outside the Field	33
8.14	Limitation on Activities Inside the Field and Territory	33
8.15	Partner Non-Compete	33
8.16	Limitation on Pursuit of Generic Product	33

Article 9 Manufacturing and Supply Matters		33

9.1	Manufacturing and Supply Agreement	33
9.2	Diligence	34
9.3	Quality Agreement	34
9.4	Return of Product	34
9.5	Atara Supply Obligation.	34

Article 10 Intellectual Property Matters		35

10.1	Ownership of Atara Intellectual Property	35
10.2	Prosecution	35
10.3	Enforcement in the Territory	35
10.4	Infringement of Third Party Patent Rights	36
10.5	Patent Marking	37

Article 11 Payments		37

11.1	Upfront Payment	37
11.2	Development Milestones	37
11.3	Commercial Milestones	37

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11.4	Royalties on Net Sales.	37
11.5	Third Party Licenses	37
11.6	Generic Competitor	38
11.7	Academic Hospital Manufacturer	38
11.8	Milestone Reports and Payments.	38
11.9	Royalty Reports and Payments.	39
11.10	Audits	39
11.11	Taxes.	40
11.12	Additional Studies.	40

Article 12 Representations and Warranties; Disclaimer		41

12.1	No Representation of Success	41
12.2	Representations and Warranties of Atara	41
12.3	Representations and Warranties of Partner	43
12.4	Representations of Both Parties	44
12.5	Certain Rights and Obligations of Atara.	44
12.6	Certain Rights and Obligations of Partner.	45
12.7	No Other Warranties	45

Article 13 Indemnification; Insurance; Disclaimer		46

13.1	Indemnification by Atara	46
13.2	Indemnification by Partner	46
13.3	Notice of Claim	46
13.4	Insurance	47
13.5	Limitation of Liability	47

Article 14 Confidentiality; Publications; Data Protection		47

14.1	Confidential Information	47
14.2	Agreement Confidentiality	48
14.3	Exceptions	48
14.4	Disclosures Required by Applicable Law	48
14.5	Injunctive Relief	48
14.6	Ownership of Confidential Information	48
14.7	Return or Destruction of Confidential Information	49
14.8	Data Protection	49
14.9	Publications.	49
14.10	Publicity	50

Article 15 Subcontracting		51

15.1	Atara	51
15.2	Partner	51
15.3	Responsibility For Subcontractors	51

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Article 16 Term and Termination		51

16.1	Term	51
16.2	Termination for Material Breach, Transfer or Assignment, Insolvency Event.	51
16.3	Termination for Patent Challenge	52
16.4	Termination for Convenience by Partner	52
16.5	Termination by Mutual Agreement	52
16.6	Termination for Safety Reasons	52
16.7	Alternative to Termination for Material Breach	53
16.8	Consequences of Termination.	53
16.9	Termination Not Sole Remedy	55

Article 17 General Provisions		55

17.1	Entire Agreement	55
17.2	Severability	55
17.3	Assignment	55
17.4	Counterparts	56
17.5	Third Party Beneficiaries	56
17.6	Force Majeure	56
17.7	Applicable Law	56
17.8	Waiver	56
17.9	Notices	57
17.10	Dispute Resolution.	57
17.11	Headings	58
17.12	Interpretation	58
17.13	Further Assurances	58
17.14	No Partnership or Joint Venture	58
17.15	Survival	58

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COMMERCIALIZATION AGREEMENT

This Commercialization Agreement (this “Agreement”) is made as of October 2, 2021 (the “Effective Date”), by and between Atara Biotherapeutics, Inc., incorporated under the laws of Delaware and having its registered office at 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080 (“Atara”), and Pierre Fabre Medicament, having its registered office at 45, place Abel Gance, 92100 Boulogne Billancourt, France (“Partner”).  Atara and Partner are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Atara is engaged in the development and manufacture of T-cell immunotherapies;

WHEREAS, Atara is conducting pivotal clinical studies with the Product (as defined below);

WHEREAS, Partner has expertise in commercializing biological and pharmaceutical products for the treatment of oncologic diseases in the Territory (as defined herein); and

WHEREAS, Atara desires to enter into a relationship with Partner wherein Partner will Commercialize the Product in the Field (each, as defined herein) in the Territory pursuant to the terms and conditions of this Agreement and certain Ancillary Agreements (as defined herein) and Partner agrees to do so.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, Atara and Partner hereby agree as follows:

Article 1

Definitions

The terms in this Agreement with initial letters capitalized shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1“Accounting Standards” shall mean, with respect to Atara, GAAP, and with respect to Partner, IFRS.

1.2“Additional Indication” means an indication in the Field other than the Primary Indication, including, but not limited to, a Multi-Cohort Indication.

1.3“Adverse Event,” “Serious Adverse Event” and “Serious Adverse Drug Reaction” shall have the meanings provided to such terms in the ICH guideline for industry on Clinical Safety Data Management (E2A, Definitions and Standards for Expedited Reporting).

1.4“Affiliate” means, with respect to a Party, any Entity that controls, is controlled by, or is under common control with that Party.  For the purpose of this definition, “control” means

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direct or indirect ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the Entity controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.

1.5“Alliance Manager” has the meaning given in Section 4.6.

1.6“Ancillary Agreements” means, collectively, the Manufacturing and Supply Agreement, the Pharmacovigilance Agreement, and the Quality Agreement.

1.7“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act, and any other Laws of a similar nature for the prevention of fraud, corruption, racketeering, money laundering and terrorism, in each case as they may be amended from time to time.

1.8“Approved Sublicensee” has the meaning given in Section 2.2(a).

1.9“Atara 205 Study” means the multicenter, multicohort, open-label, single-arm, Phase 2 Clinical Study having the ClinicalTrials.gov identifier NCT04554914, as designed as of the Effective Date.

1.10“Atara 302 Study” means the multicenter, open-label, Phase 3 Clinical Study having the ClinicalTrials.gov identifier NCT03394365, as designed as of the Effective Date.

1.11“Atara 902 EAP Observational Study” means the ongoing Observational Study describing the analysis of data collected as part of the Atara EU EAP/SPU Program, as designed as of the Effective Date

1.12“Atara CMO” has the meaning given in Section 9.5(a).

1.13“Atara EU EAP/SPU Program” means Atara’s ongoing Early Access Program that provides Product for named-patient use in the Territory as designed as of the Effective Date.

1.14“Atara Manufacturing Facility” means one or more facilities of (a) [***], or (h) any other facility of an Atara Affiliate or Third Party subcontractor designated after the Effective Date by Atara, in each case (i) subject to prior notice to Partner sufficiently in advance if the use of any such Atara Manufacturing Facility will require a change to any Regulatory Filing, Regulatory Approval, or Marketing Authorization for the Product in the Territory, and (ii) subject to Partner’s prior written consent in the event that Atara’s use of such other facility in connection with the performance of its obligations under this Agreement would adversely impact in any material respect a Regulatory Filing, Regulatory Approval, or Marketing Authorization, in each case, in the Territory, which consent shall not be unreasonably withheld or delayed, or in accordance with Section 9.5.

1.15“Atara Indemnified Person” has the meaning given in Section 13.2.

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1.16“Atara Intellectual Property” means (a) Atara Patent Rights, and (b) Know-How, Product Trademarks, and applicable web domain name registrations (as they may be determined), that are (i) Controlled by Atara as of the Effective Date or during the Term, and (ii) necessary or reasonably useful to Develop, seek Regulatory Approvals, and Commercialize a Product in the Field in the Territory, perform qualified person release, and secondary Packaging and Labeling of the Product for use and Commercialization in the Territory; as well as Cell Selection and Manufacturing if and when these activities are transferred to Partner pursuant to this Agreement.  [***].  For the avoidance of doubt, Atara Intellectual Property shall include all Development Data.

1.17“Atara Officers” means the officers listed in Exhibit I.

1.18“Atara Patent Rights” means (a) the Patent Rights listed on Exhibit D and/or (b) any Patent Rights Controlled by Atara as of the Effective Date or during the term of the Agreement that, but for the licenses granted under this Agreement, would be infringed by the Development of, seeking Regulatory Approval for, performing quality control testing, qualified person release of, secondary Packaging or Labeling of, or Commercializing of the Product in the Field in the Territory, as well as Cell Selection and Manufacturing if and when these activities are transferred to Partner pursuant to this Agreement; and (c) all additions, divisions, continuations, substitutions, re-issues, re-examinations, registrations, patent term extensions, supplemental protection certificates, and renewals of any of the foregoing Patent Rights covered in subsections (a) and (b).

1.19“Atara’s knowledge” means the knowledge of the Atara Officers after having conducted reasonable internal inquiries on matters that a reasonably prudent person in a comparable position to each of such Atara Officers would be aware of having made reasonable inquiries.

1.20“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the State of New York, United States or Paris, France.

1.21“Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.22“Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.23“Cell Selection” means the process of [***], as such process may (i) be amended or modified by Atara from time to time, provided that any such amendment or modification may not be implemented with respect to Commercialization of the Product in the Territory without

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reasonable prior notice to Partner if such change will require a change to any Regulatory Filing, Regulatory Approval, or Marketing Authorization for the Product in the Territory and without Partner’s prior written consent if it would be reasonably expected to materially and adversely impact a MA or MAA or the Commercialization of the Product by Partner, and (ii) be transitioned once to any of Partner, its Affiliates, or a  single Approved Sublicensee pursuant to Section 8.10, wherein transition to an Approved Sublicensee requires the prior written consent of Atara, which consent shall not be unreasonably withheld, conditioned or delayed. Upon such transfer, Cell Selection may not be further transferred by such Partner, Affiliate or Approved Sublicensee without the further prior written consent of Atara, which, in the event that Parties mutually agree that the single party to whom Atara transitioned responsibility for Cell Selection activities is no longer able to satisfactorily perform such activities, shall not be unreasonably withheld or delayed.

1.24“Cell Therapy Restricted Product” has the meaning given in Section 8.14.

1.25“Change of Control” means (a) a merger or consolidation of a Party with a Third Party that results in the voting securities of a Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of a Party, or (c) the sale or other transfer to a Third Party of all or substantially all of a Party’s and its Affiliates’ assets.

1.26“Claim” means a Third Party demand, claim, action, proceeding, order, finding or verdict (whether criminal or civil, in contract, tort or otherwise) seeking or awarding losses, damages, legal costs, other expenses of any nature, or equitable remedies of any nature, including restitution and injunctive relief.

1.27“Clinical Study” means any interventional human clinical study of the Product and specifically excludes any Observational Study.

1.28“CMC” means chemistry, manufacturing and controls.

1.29“Combination Product” means a product comprising the Product plus one or more Other Component(s).

1.30“Commercialize” and “Commercialization” are used interchangeably to mean any and all activities directed to the use, sale, offer for sale and import of the Product, and inclusive of Pre-Launch, launch, promotion, marketing, pricing, reimbursement, sale, and distribution of the Product, including: (a) strategic marketing, sales force detailing, advertising, and market and Product support; (b) all customer support, Product distribution, invoicing and sales activities, (c) market access activities (pricing, Pricing Approval, and reimbursement) and (d) medical activities with respect to the Product in the Territory in support of the sales, promotion, marketing or use of the Product in the Territory.  For the avoidance of doubt, “Commercialize” and “Commercialization” shall include any activities directed or relating to Early Access Programs, and Observational Studies (other than the Atara 902 EAP Observational Study and the Atara EU

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EAP/SPU Program), and exclude any activities directed or relating to Development, Cell Selection or Manufacturing.

1.31“Commercially Reasonable Efforts” means, with respect to particular obligations or tasks, such level of efforts and resources applied to carry out such obligations or tasks in a sustained manner consistent with the efforts and resources commonly used in the biopharmaceutical industry by a company of comparable size in connection with the development, manufacture or commercialization of products, as the case may be, to accomplish such obligations or tasks, at the same stage of development or commercialization, as applicable, for internally developed healthcare products in a similar area with similar market potential, at a similar stage of their product life taking into account, [***].

1.32“Commercialization Plan” means the written plan directed to Commercialization of the Product in the Field in the Territory prepared, reviewed, discussed, updated and amended from time to time in accordance with Section 8.3.

1.33“Commercial Sale” means an invoiceable sale by Partner, its Affiliate, or Approved Sublicensee to a Third Party, excluding any sales under an Early Access Program.

1.34“Confidential Information” means all proprietary Know-How, unpublished patent applications and other information and data of a financial, commercial, business, operational or technical nature that: (a) the Disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or any of its Affiliates in connection with this Agreement, whether prior to or during the Term and whether made available orally, by observation, in writing or in electronic form; or (b) the Receiving Party has learned from the disclosing Party in the course of this Agreement, in each case including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement.

1.35“Control” or “Controlled” means with respect to any material, Know-How or other information or intellectual property right, the possession (whether by license, other than solely by virtue of licenses granted in this Agreement, or ownership) by a Party or its Affiliates of the ability to grant to the other Party access, a license, or a sub-license or other right thereunder without breaching or violating the terms of any applicable agreement or other arrangement with a Third Party.

1.36“Cost-Plus” means the actual cost incurred by Atara for Manufacturing Product, plus [***], where actual costs include, without limitation, raw materials, intermediates, direct labor, and direct and indirect allocation of facilities and other overhead costs as further detailed in Exhibit C and the Manufacturing and Supply Agreement.

1.37“CTA” shall mean a clinical trial application (including any amendments thereto) as provided for in European Community Directive 2001/20/EC and/or European Union Regulation 536/2014 and the regulations promulgated thereunder, as applicable, filed with a Regulatory Authority in the European Union before the commencement of Clinical Studies for a Product, or any comparable filing with any Regulatory Authority in any other jurisdiction within or outside the Territory (including any Investigational New Drug Application filed with a Regulatory Authority in the United States pursuant to 21 C.F.R. §312).

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1.38“Cover” means with respect to any Patent Right and activity, that such Patent Right would be infringed by such activity in the absence of the licenses granted pursuant to this Agreement.

1.39“Current Studies” means the Atara 205 Study, the Atara 302 Study, the Atara 902 EAP Observational Study, and the Atara EU EAP/SPU Program.

1.40“Data Protection Laws” means all applicable Laws, including the Health Insurance Portability and Accountability Act, the California Consumer Privacy Act of 2018, and the General Data Protection Regulation 2016/679, and any national other legislation relating to privacy and data protection, direct marketing or the interception or communication of electronic messages, in each case as amended, consolidated, re-enacted or replaced from time to time.

1.41“Data Subject” means a natural person who is an identified or identifiable natural person.  An identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

1.42“Develop” or “Development” means any and all activities related to research, non-clinical, pre-clinical and Clinical Studies with respect to the Product, including, without limitation, supporting any Investigator Sponsored Clinical Trials, but excluding Manufacturing of the Product for the purpose of conducting the foregoing activities.

1.43“Development Data” shall have the meaning given in Section 6.6.  Development Data includes, but is not limited to, Regulatory Data.

1.44“Dispute” shall have the meaning given in Section 17.10(a).

1.45“Distributor” shall have the meaning given in Section 2.2(b).

1.46“DMF” means a drug master file and all equivalents in any country or jurisdiction for the Product, and any components of such Product, submitted by a Party, its Affiliates and/or a sublicensee, to Regulatory Authorities.

1.47“Dollar” or “$” means the legal tender of the United States.

1.48“Early Access Approvals” means the permissions, exemptions, approvals, authorizations and/or waivers required by Regulatory Authorities for medical treatments pursuant to an Early Access Program, where the use of such Product is not intended to obtain information about the safety or effectiveness of the Product.

1.49“Early Access Program” or “EAP” means the activities directed to (a) supporting a physician’s request(s) for the Product for named-patient use, compassionate use, expanded access and hospital exemption in the Territory through an Early Access Approval (b) the securing of Early Access Approvals for Product, for the use of such treatments, and (c) the labeling, packaging, distribution and sale (as appropriate) of such treatments pursuant to such Early Access Approvals.

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1.50“EBV Restricted Product” has the meaning given in Section 8.14.

1.51“EC” means the European Commission, or any successor entity thereto performing similar functions.

1.52“EMA” means the European Medicines Agency, or any successor entity thereto performing similar functions.

1.53“Entity” means a partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization.

1.54“Epstein Barr Virus” or “EBV” means human herpesvirus 4.

1.55“EBV+PTLD” means EBV-positive post-transplant lymphoproliferative disease.

1.56“Europe” means (a) the twenty-seven (27) countries of the European Union as constituted on the Effective Date, and (b) Iceland, Liechtenstein, and Norway.

1.57“European Territory” means Europe and the United Kingdom (UK).

1.58“Executive Officers” has the meaning given in Section 4.8(b), hereto.

1.59“Existing Agreement” means Atara’s exclusive license agreement with MSK as Amended and Restated on March 22, 2021, as it may be further amended from time to time and subject to the terms and conditions of this Agreement.

1.60“Extended Royalty Term” has the meaning given in Section 11.4(b), hereto.

1.61“Field” means all human therapeutic uses for any EBV-positive disease, except multiple sclerosis and other autoimmune conditions.

1.62“First Commercial Sale” means, with respect to any country in the Territory the first Commercial Sale in the Field by or on behalf of Partner, its Affiliate or its Approved Sublicensee to a Third Party (including to a Distributor) in such country.  Notwithstanding the foregoing, any bona fide invoiced sales of Product for a commercial margin in a country in the Territory by Partner, its Affiliate or its Approved Sublicensee following receipt of Regulatory Approval, but prior to obtaining Pricing Approval (e.g., sales of Product at a commercial margin under the Temporary Authorization for Use Program in France), shall be deemed a “First Commercial Sale” of the Product in such country.

1.63“Full Royalty Term” means, on a country-by-country-basis within the Territory, the period beginning on the date of the First Commercial Sale of Product in such country and ending on the last to occur of (a) [***] after the First Commercial Sale in the applicable country; (b) the expiration or abandonment of the last Valid Claim of the Patent Rights within the Atara Intellectual Property that Covers any aspect of the Commercialization of the Product in the Field in such country; or (c) the expiration of all Regulatory Exclusivity for such Product in the Field in such country.

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1.64“GAAP” means the generally accepted accounting principles in the United States as generally and consistently applied by Atara.

1.65“Generic Competitor” means, with respect to a Product, on a country-by-country basis within the Territory, one or more pharmaceutical product(s) (a) sold under a Marketing Authorization granted by an applicable Regulatory Authority to a Third Party (who is not an Affiliate of Partner or an Approved Sublicensee or a Distributor), (b) that contains the same or biologically similar active ingredient as the Product (whether or not in the same formulation or a similar formulation as the Product), and (c) is approved in reliance of a prior Marketing Authorization of the Product granted by the applicable Regulatory Authority, including for the avoidance of doubt, the Marketing Authorization transferred by Atara to Partner under this Agreement..

1.66“Generic Market Share” means, with respect to a Product in a country, the total unit volume of Generic Competitor(s) of such Product sold in such country, as a percentage of the combined unit volume of such Product and such Generic Competitor(s), in the aggregate in such country, for the current Calendar Quarter (i.e., the Calendar Quarter for which royalties are being calculated under Section 11.4) and the preceding Calendar Quarter.  Such unit volumes shall be determined by the number of unit sales given for such Product and such Generic Competitor(s) in aggregate, during such period (as evidenced by data from IMS Health or other data service reasonably acceptable to both Parties).

1.67“Global Safety Database” means the database containing worldwide safety data including Adverse Events, Serious Adverse Events, adverse reactions, Serious Adverse Drug Reactions, safety reports related to special situations for the Product as defined in the applicable Laws, and pregnancy reports for the Product.

1.68“Global Branding Strategy” has the meaning given in Section 8.9, hereto.

1.69“Good Clinical Practices” or “GCP” means all applicable current good clinical practices, including, as applicable, (a) the standards detailed in the ICH Harmonized Tripartite Guideline for Good Clinical Practice and (b) similar standards, guidelines and regulations promulgated or otherwise required by other applicable Regulatory Authorities, in each case, as they may be amended from time to time.

1.70“Good Laboratory Practices” or “GLP” means all applicable current good laboratory practices, including, as applicable, (a) the standards detailed in Directive 2004/10/EC and (b) similar standards, guidelines and regulations promulgated or otherwise required by other applicable Regulatory Authorities, in each case, as they may be amended from time to time.

1.71“Good Manufacturing Practices” or “GMP” means all applicable current good manufacturing practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Articles 210, 211, 601 and 610, (b) the principles detailed in the ICH Q7 guidelines, and (c) the equivalent applicable Law in any relevant country, each as may be amended and applicable from time to time.

1.72“Government Authority” means any federal, state, national, regional, provincial or local government, or political subdivision thereof, or any multinational organization or any

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authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.73“HLA” means human leukocyte antigen.

1.74“ICH” means International Conference on Harmonization.

1.75“IFRS” means the International Financial Reporting Standards generally and consistently applied by Partner.

1.76“Investigator Sponsored Clinical Trial” shall mean a clinical study of a Product that is sponsored and conducted by a physician, physician group or other Third Party not acting on behalf of a Party or an Affiliate, pursuant to a CTA held by such Third Party, and with respect to which a Party or its Affiliate, provides funding or other support for such clinical study.

1.77“Indemnitee” has the meaning given in Section 13.3, hereto.

1.78“Indemnitor” has the meaning given in Section 13.3, hereto.

1.79“Insolvency Event” means, in relation to either Party, any one of the following: (a) that Party is declared insolvent or bankrupt by a court of competent jurisdiction; (b) that Party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such Party (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days); (c) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party by a court of competent jurisdiction; (d) a notice shall have been issued by a competent authority to convene a meeting for the purpose of passing a resolution to wind up that Party, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganization of that Party; and with respect to Atara only, (e) a resolution shall have been passed by that Party or that Party’s directors to make an application for an administration order or to appoint an administrator; or (f) that Party proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of that Party’s creditors or makes or suspends or threatens to suspend making payments to all or some of that Party’s creditors

1.80“Joint Steering Committee” or “JSC” has the meaning given in Section 4.1.

1.81“Know-How” means any and all tangible and intangible information and materials, including research and Development Data, regulatory submissions and correspondence, manufacturing information and processes, formulations, assays, cell lines, sequences, composition of matter, constructs, discoveries, improvements, modifications, processes, methods, protocols, formulas, utility, data (including physical, chemical, biological, toxicological, pharmacological, preclinical, and clinical data), results, inventions, know-how and trade secrets, patentable or otherwise, and all other scientific, marketing, financial and commercial information or data, but excluding any of the foregoing to the extent described or claimed in any Patent Rights.

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1.82“Label” or Labeling” refers to such labels and other written, printed or graphic matter, (a) upon any container or wrapper utilized with the Product, or (b) accompanying the Product, including, without limitation, Package inserts and patient-specific information sheet.

1.83“Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any Government Authority (including, without limitation, any Regulatory Authority), or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, including, without limitation, applicable Anti-Corruption Laws and GMP, GLP, and GCP standards.

1.84“Liens” has the meaning set forth in Section 12.5(a).

1.85“Limited Period” has the meaning set forth in Section 8.14.

1.86“Major Markets” means [***].

1.87“Manufacture” or “Manufacturing” are used interchangeably herein to mean the operations required, as applicable, to (a) manufacture test, store, and ship Product for Development and for use pursuant to any Early Access Program in the Territory, or (b) manufacture, test, store and ship the Product to Partner, or Partner’s Affiliate for (i) Commercialization in the Territory, and (ii) Development and for use pursuant to any Early Access Program in the Territory, including primary Packaging, Labeling, and quality control testing (including in the European Territory), but excluding qualified person release and secondary Packaging and Labeling.  For the avoidance of doubt, all secondary Packaging and Labeling (including accompanying patient-specific information sheet) of the Product for distribution and use in the Territory will be the sole responsibility and expense of Partner.

1.88“Manufacturing and Supply Agreement” or “MSA” has the meaning given in Section 9.1, hereto.

1.89“Marketing Authorization” or “MA” means an approval by a Regulatory Authority for the placing in the market of therapeutic products in a country, region or other jurisdiction in the Territory, including, without limitation, a marketing authorization as granted by the EC and all amendments and supplements thereto.  For the avoidance of doubt, Marketing Authorization does not include Pricing Approvals in any country, region, or jurisdiction in the Territory.

1.90“Marketing Authorization Application” or “MAA” means an application for Marketing Authorization and all amendments and supplements thereto prior to its approval, including all necessary documents, data and other information, including, without limitation any application for Marketing Authorization filed with the EMA.

1.91“MHRA” means the Medicines and Healthcare Products Regulatory Agency, or any successor entity thereto performing similar functions.

1.92“MSK” means the Memorial Sloan Kettering Cancer Center.

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1.93“Multi-Cohort Indications” means any or all indications selected from EBV+ acquired immunodeficiency lymphoproliferative diseases (AID-LPD), EBV+ primary immunodeficiency lymphoproliferative disease (PID-LPD), EBV+ sarcoma, including leiomyosarcomas (LMS), chronic active EBV infection (CAEBV), EBV-associated hemophagocytic lymphohistiocytosis (HLH), EBV+ PTLD ineligible for current first line standard of care (rituximab ± chemotherapy) treatment, and EBV+ PTLD with central nervous system involvement.

1.94“New Development” has the meaning given in Section 6.2(b), hereto.

1.95“Net Sales” means the gross amount billed or invoiced on sales of the Product sold by Partner, its Affiliates or their Approved Sublicensees (including sales of Product by Partner, its Affiliates or their Approved Sublicensees to Distributors, but not by Distributors) to a Third Party in the Territory (other than sales among Partner, its Affiliates and Approved Sublicensees for subsequent resale in which case the first sale to a Third Party that is not an Affiliate or an Approved Sublicensee shall be used for calculation of Net Sales), less the following: [***].

Gross sales of Product shall be deemed to have been made on the date on which they are recognized in Partner’s financial accounts, in accordance with their standard accounting procedures.  For clarity, Net Sales shall include [***].

Net Sales shall be determined in accordance with Accounting Standards.

In the event that a Product is sold in the form of a Combination Product, then, for the purpose of calculating royalties due, Net Sales will be adjusted by multiplying by the fraction A/(A+B) where A is the gross per unit invoice price of the Product, if sold separately, and B is the gross per unit invoice price of any Other Component(s), if sold separately.

If, on a country-by-country basis, the Other Component(s) are not sold separately in that country, Net Sales will be adjusted by multiplying by the fraction A/C where A is the gross per unit invoice price of the Product, if sold separately, and C is the gross per unit invoice price of the Combination Product.  In each case, the gross per unit invoice price shall be those applicable during the relevant Quarter or, if sales of both the Product and the Other Component did not occur in such Quarter, then in the most recent Quarter in which sales of both occurred.  If, on a country-by-country basis, neither the Product nor the Other Component are sold separately in such country, then the fraction by which the Net Sales value shall be multiplied shall be determined between the Parties in good faith.

1.96“Nordic Countries” means Denmark, Finland, Norway and Sweden.

1.97“Observational Study” means any non-interventional study for the Product.  Observational Studies may include patient registries, surveillance studies, health economic studies or similar activities.

1.98“Option Notice” shall have the meaning given in Section 3.1.

1.99“Option Territory” means [***].

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1.100“Orphan Drug Designation” means orphan designation (EU/3/16/1627) granted by the EC for the Product in relation to the Primary Indication and any other orphan designation (i) granted by the EC for the Product with respect to an Additional Indication(s) or (ii) granted by any Regulatory Authority within a country or regulatory region within the Territory with respect to the Product.

1.101“Other Component” means a product, component, or medical device, in each case, either as part of, or companion to, the Product, or co-packaged, or co-distributed with the Product.

1.102“Package,” “Packaged” or “Packaging” means all primary and/or secondary containers, including cartons, shipping cases, printed materials, or any other like matter used in packaging or accompanying a Product for Commercial Sale.

1.103“Partner Indemnified Person” has the meaning given in Section 13.1.

1.104“Partner Intellectual Property” has the meaning given in Section 6.6.

1.105“Partner Notice” shall have the meaning given in Section 3.2.

1.106“Patent Rights” means any and all issued patents and patent applications existing upon the Effective Date and in the future, including, without limitation, provisional applications, continuation applications, substitutions, continuations-in-part, divisional applications, renewals, Patent Cooperation Treaty applications, and all letters patent granted thereon, invention patents, utility model patents, industrial design patents, all patents-of-addition, reexaminations, reissues, registrations, confirmations, revalidations, certificates of addition, utility models and petty patents, including extensions or restorations of terms thereof by existing or future extension or restoration mechanisms (including regulatory extensions), pediatric use extensions, supplementary protection certificates or any other such right, together with any foreign counterparts thereof.

1.107“Percentage Increase” shall have the meaning given in Exhibit C.

1.108“Person” means any individual, Entity or Government Authority.

1.109“Pharmacovigilance Agreement” shall have the meaning given in Section 7.3.

1.110“Post-Transfer Period” means for Europe and the UK, respectively, the period from the transfer date from Atara to Partner of the Marketing Authorization or MAA, as applicable by (a) the EC, or (b) the MHRA, as applicable, onward during the Term.

1.111“PPI Index" shall have the meaning given in Exhibit C.

1.112“Pre-Launch” means all activities undertaken prior to and in preparation for the launch of the Product in the Field in the Territory.  Pre-Launch shall include market research, key opinion leader development, advisory boards, medical education, patient associations, disease-related public relations, health care economic studies, sales force training and other pre-launch activities prior to the First Commercial Sale of the Product in a given country, region, or other jurisdiction in the Territory.

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1.113“Pre-Transfer Period” means for Europe and the UK, respectively, the period beginning on the Effective Date and ending upon the transfer date from Atara to Partner of the Marketing Authorization or MAA, as applicable by (a) the EC, or (b) the MHRA, as applicable.

1.114“Pricing Approval” means the approval, agreement, determination or decision from a Government Authority establishing the price and/or reimbursement status for the Product for sale in a given country, region or jurisdiction in the Territory, as required by applicable Law in such country or other regulatory jurisdiction prior to the sale of the Product in such country, region or jurisdiction in the Territory.

1.115“Primary Indication” means (as may be amended from time to time in accordance with the terms of this Agreement) EBV+ PTLD in patients who have received at least one prior therapy.  For solid organ transplant patients, prior therapy includes chemotherapy, unless chemotherapy is considered inappropriate.

1.116“Product” means tabelecleucel, an allogeneic T-cell immunotherapy selective for the tumor-associated antigens expressed by EBV.  Product includes, without limitation, a Combination Product.

1.117“Product Supply Price" shall have the meaning given in Exhibit C.

1.118“Product Trade Dress” means trade dress for use in connection with the Commercialization of the Product in the Field in the Territory.

1.119“Product Trademarks” means (a) the “tab-cel®” trademark owned or Controlled by Atara and designated by Atara for use with the Product in the Territory, and (b) any other trademark owned or Controlled by Atara for use in connection with the Commercialization of a Product in the Field the Territory, each, as listed in Exhibit G.

1.120“Promotional Materials” means all written, printed, video, digital, or graphic advertising, promotional, educational and communication materials (other than the Product Labels and Package inserts) for marketing, advertising, promoting or otherwise Commercializing the Product.

1.121“Public Official or Entity” shall mean (a) an individual or entity operating in an official or public capacity on behalf of a Government Authority (including physicians, hospital administrators, and other healthcare professionals working for or on behalf of state-controlled healthcare organization), (b) any official or employee of a quasi-public or non-governmental international organization, (c) any employee or other person acting for or on behalf of any entity that is wholly or partially government owned or controlled by a Government Authority, (d) any person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to a Government Authority (including any independent regulator), (e) any political party official, officer, employee, or other person acting for or on behalf of a political party and (f) any candidate for public office.

1.122“Publishing Party” shall have the meaning given in Section 14.9(b).

1.123“Quality Agreement” has the meaning given in Section 9.3.

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1.124“Receiving Party” shall have the meaning given in Section 14.9(b).

1.125“Reference Price” shall have the meaning given in Exhibit C.

1.126“Restricted Product” shall have the meaning given in Section 8.14.

1.127“Regulatory Approval” means, with respect to a Product in any country, region or jurisdiction, the approvals by the applicable Regulatory Authority in such country, region or jurisdiction necessary for the Commercialization and/or Manufacturing of such Product and including the approval by the applicable Regulatory Authority of any expansion or modification of the Label.  For clarity, Regulatory Approval includes, but is not limited to, grant of a Marketing Authorization or a conditional Marketing Authorization.

1.128“Regulatory Authority” means any applicable Government Authority responsible for granting Regulatory Approvals for the Product, including, without limitation, any supra-national agency such as the EMA.

1.129“Regulatory Data” means any and all pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data, natural history data, including source data, pharmacovigilance data, safety data, and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with regulatory filings for the Product in the Territory (including any applicable DMFs, CMC data, or similar documentation).

1.130“Regulatory Exclusivity” means, with respect to a Product, that Third Parties are prevented by an applicable Regulatory Authority or country, region or jurisdiction from legally Commercializing a product that could compete with such Product in a country, region or jurisdiction in the Territory other than through Patent Rights (inclusive of, for example, new biologic entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data or market exclusivity).

1.131“Regulatory Filings” means, with respect to a Product, any submission to a Regulatory Authority of any appropriate regulatory application specific to the Product and shall include any submission to a regulatory advisory board and any supplement or amendment thereto, including, without limitation, an MAA.

1.132“Regulatory Interactions” means (a) all regulatory actions, communications and filings with, and submissions to, all Regulatory Authorities with respect to a Product, and (b) interfacing, corresponding and meeting with the Regulatory Authorities with respect to a Product.

1.133“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture (subject to the terms of this Agreement), have Manufactured, obtain Marketing Authorization, or otherwise Commercialize the Product in a particular country or regulatory jurisdiction.  Regulatory Materials include INDs, MAAs, presentations, and responses.

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1.134“Representative” has the meaning in Section 14.1.

1.135“Right of Reference” shall have the meaning set forth in 21 C.F.R. §314.3(b) or equivalents thereto under applicable Law in countries, regions or jurisdictions outside the United States.

1.136“Royalty Report” shall have the meaning given in Section 11.9(a).

1.137“Royalty Term” means, on a country-by-country basis, the Full Royalty Term and the Extended Royalty Term.

1.138“Safety Reasons” shall have the meaning given in Section 16.6.

1.139“SEC” means the U.S. Securities and Exchange Commission.

1.140“Selected Manufacturer” has the meaning given in Section 9.5(b).

1.141“Subcommittee” has the meaning given in Section 4.3.

1.142“Supply Price” means, with respect to a Product, the price at which the Product is supplied to Partner.

1.143“Tax Documentation” means, to the extent required to alleviate withholding on payments made by Partner to Atara under this Agreement, the applicable French tax forms number 5000 and 5003, as such forms may be amended from time to time in accordance with applicable Law duly stamped and validated by the relevant governmental entity with responsibility for taxes in connection with any tax reduction or exemption under any applicable international tax treaty between France and the U.S.

1.144“Technology Transfer” has the meaning given in Section 9.5(b).

1.145“Term” has the meaning given in Section 16.1.

1.146“Territory” means:

(a)Europe, the United Kingdom and Switzerland;

(b)Eastern Europe and Asian countries (specifically and limited to, Albania, Serbia, Bosnia-Herzegovina, Kosovo, Republic of Macedonia, Montenegro, Turkey, Russia, Armenia, Azerbaijan, Belarus, Kazakhstan, Kyrgyzstan, Tajikistan, Uzbekistan, Republic of Moldova, Turkmenistan, Ukraine, and Georgia);

(c)African countries (specifically and limited to, Tunisia, Morocco, Algeria, South Africa, Burundi, Republic of the Congo (Brazzaville), Benin, Burkina Faso, Cameroon, Chad, Democratic Republic of the Congo, Ivory Coast, Gabon, Guinea, Libya, Madagascar, Mali, Mauritania, Mauritius, Niger, Senegal, Togo, Djibouti, and Central African Republic); and

(d)Middle East countries (specifically and limited to, Egypt, Iran, Iraq, Saudi Arabia, Yemen, Syria, Jordan, United Arab Emirates, Lebanon, Oman, Kuwait, Qatar, Bahrain).

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1.147“Third Party” means any Person other than Atara, Partner and their respective Affiliates.

1.148“Transition Period” has the meaning given in Section 16.8(b)(i)(1) hereto.

1.149“Transition Plan” has the meaning given in Section 5.1, hereto.

1.150“United States” or “U.S.” means the United States of America including its territories and possessions.

1.151“Upfront Payment” has the meaning given in Section 11.1, hereto

1.152“Valid Claim” means (a) a claim of an issued and unexpired patent which has not been permanently revoked or declared unenforceable or invalid by an unreversed and unappealable or unreversed and unappealed decision of a court or other appropriate body of competent jurisdiction, or (b) a claim of a pending patent application which claim was filed in good faith, has not been pending for more than [***] from the priority date, and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

Article 2

Licenses; Knowledge Transfer

2.1Grant to Partner.  Subject to the terms and conditions of this Agreement, Atara hereby grants to Partner and its Affiliates during the Term:

(a)an exclusive (except as specified in Section 2.1(c) hereto), remuneration-bearing license with the right to sublicense only in accordance with Section 2.2 under the Atara Intellectual Property to (i) seek and maintain Regulatory Approvals for the Product in the Field in the Territory for the Post-Transfer Period in the European Union and the UK and during the Term in other countries of the Territory, (ii) Commercialize the Product in the Field in the Territory, (iii) perform Territory-specific quality control testing of Product not performed by Atara, and (iv) perform qualified person release and secondary Packaging and Labeling (including accompanying patient-specific information sheet) of the Product for distribution and use in the Territory; and

(b)a co-exclusive with Atara (except as specified in Section 2.1(c) hereto), fully paid-up license with the right to sublicense only in accordance with Section 2.2 under the Atara Intellectual Property to Develop the Product in the Field in the Territory for Commercialization of the Product in the Territory subject, as applicable under the provisions of this Agreement, to JSC’s prior review and approval.  Partner acknowledges that certain Know-How licensed to Atara by MSK under the Existing Agreement is licensed to Atara on a non-exclusive basis.

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(c)Reserved Rights.

(i)Atara.  Partner acknowledges and agrees that notwithstanding the exclusive rights granted to Partner hereunder, Atara shall retain, on behalf of its Affiliates and Third Party designees, all other rights under the Atara Intellectual Property not specifically licensed to Partner under Section 2.1 including, without limitation the right to (i) conduct and complete the Current Studies, (ii) conduct or have conducted Development activities for Product in the Territory including, without limitation, any Clinical Study relating to the Product, (iii) the right to conduct or have conducted regulatory activities in the European Union and the UK in any applicable Pre-Transfer Period, (iv) the right to Manufacture or have Manufactured the Product for the Territory, and (v) the right to use or have used the Atara Intellectual Property for performing any and all of its obligations under this Agreement, each of (i)-(v) being subject to the terms and conditions of this Agreement and the Ancillary Agreements.

(ii)Third Parties.  The U.S. Government and Memorial Sloan Kettering Cancer Center have certain reserved rights pursuant to 35 U.S. Code § 200 et seq., and section 2.4 of the Existing Agreement, respectively.

2.2Sublicenses.

(a)Partner may sublicense (i) the right to seek and maintain Regulatory Approvals for the Product in the Field in the Territory during the Term in the Territory (except for the Post Transfer Period in the European Union and the UK), if it is necessary under applicable Law for an Approved Sublicensee to hold any Regulatory Approval for the purpose of Commercializing the Product in the Field and in the Territory, (ii) the right to Commercialize the Product in the Field and in the Territory, and (iii) the right to perform Territory-specific quality control testing not performed by Atara, qualified person release and secondary Packaging or Labeling, solely to the extent necessary in countries within the Territory where Partner has no Affiliate responsible for, or capable of, the Commercialization of one or more products within Partner’s pharmaceutical oncology product portfolio (each, an “Approved Sublicensee”); provided, however, that all such sublicenses with an Approved Sublicensee shall be consistent with the terms of this Agreement and that Partner shall be responsible for performance of Partner’s responsibilities under this Agreement to the extent performed on the Partner’s behalf by an Approved Sublicensee as if Partner were itself performing such activities.  For the avoidance of doubt, an Approved Sublicensee may also have the right to perform Cell Selection services pursuant to Section 8.10.  All Approved Sublicensees shall have the necessary financial, regulatory and technical capacity to carry out the portion of Partner’s obligations under this Agreement sublicensed thereto and shall be required by Partner to perform all activities under this Agreement in compliance with the terms and conditions of this Agreement, any applicable Ancillary Agreement, and applicable Law.  Should Partner sublicense or assign rights to an Affiliate hereunder and such Affiliate subsequently becomes a non-Affiliate, Partner shall provide written notice to Atara within [***] of such change of such non-Affiliate’s status and such non-Affiliate shall only be permitted to continue performance under the applicable sublicense or assignment if approved in writing by Atara, such approval not to be unreasonably withheld or delayed.  Countries for which Partner intends to use Approved Sublicensees are listed on Exhibit A attached hereto.  Any and all sublicenses to Third Parties under this Agreement shall require the prior written consent of Atara, such consent not to be unreasonably withheld, and upon Atara’s grant of

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consent, and following such consent, shall be deemed Approved Sublicensees hereunder.  Partner shall, within [***] after granting any sublicense under this Section 2.2 to a non-Affiliate, notify Atara of the grant of such sublicense and provide Atara with a true and complete copy of such sublicense agreement, provided that such copies of such sublicense agreements may be redacted to omit information (including, without limitation, financial terms) not directly relevant to the performance of Partner’s obligations under this Agreement and in the case of an Affiliate, notify Atara of the grant of such sublicense and the identity of the Affiliate.  Should it be necessary under applicable Law for an Approved Sublicensee to hold any Regulatory Approval for the purpose of Commercializing the Product in the Field and in the Territory, Partner shall provide prior written notice to Atara of such requirement. [***].  If such Approved Sublicensee is otherwise acting in the capacity of a Distributor as set forth in Section 2.2(b), the financial provisions of Section 2.2(b) shall apply.

(b)Partner may appoint any wholesaler, distributor or reseller for the Product and grant them limited rights under Atara Intellectual Property solely to the extent needed to import, distribute, market, promote or sell the Product in the Field and the Territory (the “Distributors”).  When appointed, Partner shall use Distributors consistent with how Partner then Commercializes its other oncology products in such countries, provided that in such countries in the Territory where Partner does not book the sales of a Product and elects to use Distributors, Partner uses as a basis for calculating royalty payments due to Atara under Section 11.4 herein [***].  All such distribution arrangements shall be consistent with the terms of this Agreement and shall require the Distributor to comply with all applicable Law, and Partner shall be responsible for performance of Partner’s Commercialization responsibilities under this Agreement to the extent performed on the Partner’s behalf by a Distributor as if Partner were itself performing such activities.  Partner shall, within [***] after entering into a Product distribution agreement with a Distributor, provide Atara with a true and complete copy of such Product distribution agreement, provided that such copies of such distribution agreements may be redacted to omit information (including, without limitation, financial terms) not directly relevant to the performance of Partner’s obligations under this Agreement.

2.3No Other Rights or Implied Licenses.  Except as specifically set forth in this Agreement, neither Party shall acquire any right, title, license, or other interest, by implication, estoppel or otherwise, with respect to any (a) information, Know-How or materials of the other Party or its Affiliates disclosed or provided to it under this Agreement or (b) under any Patent Rights or other intellectual property rights owned or Controlled by the other Party or its Affiliates.

2.4Restrictive Covenants.

(a)Ex-Territory Activities and Territory Activities.

(i)To the extent permitted by applicable Laws, Partner hereby covenants and agrees that it shall not (and shall ensure its Affiliates, Approved Sublicensees and Distributors shall not), either directly or indirectly, market, promote, distribute or sell or otherwise engage in the Commercialization of Product into or within countries outside of the Territory.  Without limiting the generality of the foregoing, with respect to such countries outside of the Territory, Partner shall not (and shall ensure its Affiliates, Approved Sublicensees and Distributors shall not) (i) engage in any promotional, advertising, educational, scientific communications,

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medical affairs, or similar activities relating to the Product directed to customers or other persons, entities or organizations located in such countries, or (ii) solicit orders from any prospective purchaser located in such countries, provided in each case that Partner, in alignment with plans discussed at the JSC, shall not be restricted from presenting the Product in international congresses, conferences or meetings outside the Territory organized by a professional society outside the Territory, conducting market research outside the Territory with prior consultation, and in coordination with Atara, or from interacting with key opinion leaders outside the Territory, each in connection with the Product.

(ii)To the extent permitted by applicable Laws, and except in order to perform its obligations under this Agreement, Atara hereby covenants and agrees that it shall not (and shall ensure its Affiliates, distributors, and sublicensees shall not), either directly or indirectly, market, promote, distribute or sell or otherwise engage in the Commercialization of Product into or within countries in the Territory.  Without limiting the generality of the foregoing, with respect to such countries inside the Territory, Atara shall not (and shall ensure that its Affiliates, distributors, and sublicensees will not) (i) engage in any promotional, advertising, educational, scientific communications, medical affairs, or similar activities relating to the Commercialization of Product directed to customers or other persons, entities or organizations located in such countries, or (ii) solicit orders from any prospective purchaser located in such countries, provided in each case that Atara, in alignment with plans discussed at the JSC, shall not be restricted from presenting the Product in international congresses, conferences or meetings inside the Territory organized by a professional society inside the Territory, conducting market research inside the Territory with prior consultation and in coordination with Partner, or from interacting with key opinion leaders inside the Territory, each in connection with the Product.

(b)Ex-Field Activities and Field Activities.

(i)To the extent permitted by applicable Law, Partner hereby covenants and agrees that it shall not (and shall ensure that its Affiliates Approved Sublicensees, and Distributors shall not), either directly or indirectly, market or promote the Product outside the Field.  Without limiting the generality of the foregoing, Partner shall not (i) engage in any promotional, advertising, market research, educational, scientific communications, medical affairs, or similar activities relating to the Product directed to use outside the Field, or (ii) solicit orders from any prospective purchaser for use of the Product outside the Field.

(ii)To the extent permitted by applicable Laws, Atara hereby covenants and agrees that it shall not (and shall ensure that its Affiliates, distributors, and sublicensees shall not), either directly or indirectly, market or promote Product inside the Field in the Territory.  Without limiting the generality of the foregoing, Atara shall not (i) engage in any promotional, advertising, educational, scientific communications, medical affairs or similar activities relating to the Commercialization of Product inside the Field in the Territory, or (ii) solicit orders from any prospective purchaser for use of the Product inside the Field in the Territory.

2.5Existing Agreement.  The licenses and rights granted to Partner under Section 2.1 above include sublicenses of Know-How and Patent Rights existing and licensed to Atara under the Existing Agreement.  Any royalty, milestone and other amounts payable to Third Parties in

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relation to the licenses granted by Atara under Atara Intellectual Property hereunder, including pursuant to the Existing Agreement, shall be paid by Atara.

Article 3

Right Regarding Option Countries

3.1[***].

3.2[***].

3.3[***].

3.4[***].

Article 4

Joint Steering Committee

4.1Composition.  As soon as practicable, but no later than [***] following the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) as more fully described in this Article 4.  The Parties shall each designate three (3) representatives (or such other number as the Parties may agree to) of appropriate seniority and experience to serve on the JSC by written notice to the other Party.  Either Party may designate substitutes for its representatives if one (1) or more of such Party’s designated representatives are unable to be present at a meeting.  From time to time, each Party may replace its representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s).  A quorum of the JSC shall exist whenever there is present at a meeting at least two (2) representatives appointed by each Party.  The JSC will be co-chaired by one representative each of Partner and Atara.  The role of the chairpersons shall be to convene and preside at meetings of the JSC.  The chairpersons shall have no additional powers or rights beyond those held by the other JSC representatives.  Each Party may also, in its reasonable discretion and with reasonable advanced notice to the other Party, invite a reasonable number of non-member representatives of such Party to attend JSC meetings, as appropriate, to provide input with respect to matters on the agenda.

4.2Responsibilities.  In addition to such other duties as specifically assigned to it in this Agreement, in order to facilitate effective Commercialization of the Product in the Field in the Territory by the Partner, the JSC shall:

(a)monitor the general performance of the Parties under this Agreement and decide on corrective action, where required;

(b)serve as the principal means by which each Party keeps the other Party informed about respective activities under the Agreement;

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(c)act as the initial point of escalation for issues that cannot be resolved otherwise;

(d)monitor and coordinate the conduct of the Transition Plan;

(e)receive reports relating to, review and discuss the progress of, any ongoing or planned Development activities of the Product in or out of the Field in or out of the Territory, and approve any Development activities of either Party, its Affiliates and their respective licensees or sublicensees of the Product in the Territory as applicable and as required under the provisions of this Agreement, including any proposed study protocols and proposed substantive amendments and updates and any activities conducted pursuant to Sections 6.2(a) and (b) hereof;

(f)review and discuss Commercialization activities and plans as provided pursuant to Sections 8.3 and 8.7 and coordinating with respect to the Global Branding Strategy, and receiving reports relating to market research and pricing and reimbursement status for the Product in the Territory;

(g)review and discuss Product-related medical affairs in the Territory;

(h)receive reports relating to, review and discuss the progress of, and approve (solely as provided in Section 4.8(b)(ii) with respect to the Pre-Transfer Period) material submissions to, or material actions taken with, the EMA or the MHRA pertaining to the Product, including, without limitation, Regulatory Interactions, MAA, and Marketing Authorizations, either in advance or thereafter as determined by required timing for making such material submissions or taking such material actions;

(i)receive reports relating to, and review and discuss Manufacturing and commercial supply plans pertaining to the Product in the Territory including any plans to ensure a continuous and reliable supply of Product in the Territory and approve, as required by the provisions of this Agreement, substantive changes in the supply chain of the Product;

(j)subject to Section 8.10 hereto, review and discuss a potential transition of Cell Selection services from Atara to Partner, its Affiliate or an Approved Sublicensee;

(k)review and discuss patent strategies and prosecution, defence and enforcement actions in relation to the Atara Intellectual Property, in each case solely as it pertains to or may have a material adverse impact on the Territory;

(l)discuss and coordinate any action with respect to alleged infringement of Third Party Patent Rights by Commercialization of the Product in the Field in the Territory, or the Development or Manufacture of the Product for Commercialization in the Field in the Territory;

(m)review reports relating to, and attempts to resolve disputes regarding Development, Manufacturing and/or Commercialization of the Product as it pertains to the Territory; and

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(n)Provide a forum of exchange and discussion with respect to regulatory, medical and market access strategies, safety matters, pricing and reimbursement matters, marketing and promotional activities, Patent and manufacturing strategies for the Product globally.

4.3Subcommittees Establishment.  From time to time, the JSC may formally establish one or more subcommittees to review and make recommendations to the JSC with respect to particular projects or activities within their respective authority (each, a “Subcommittee”).  Each Subcommittee shall consist of equal representation from the Parties (unless the Parties otherwise mutually agree) consisting of individuals with relevant expertise.  Such Subcommittees shall operate under the same principles and requirements as are set forth in this Article 4 for the JSC.

4.4Meetings.  The JSC shall hold meetings (a) [***], and (b) at the reasonable request of either Party upon as much reasonable notice as is practicable, but not less than [***] prior written notice to the other Party, to review, discuss, or approve, as applicable, an urgent matter within the scope of the JSC’s responsibilities, in each case, at such times and places as shall be determined by the JSC (including by videoconference, telephone, or web conference).  The JSC may act without a meeting if prior to such action a written consent thereto is given by both Parties.  Each Party shall be responsible for all its costs incurred for attending and participating in JSC meetings.

4.5Minutes.  Minutes will be kept of all JSC meetings by the Alliance Managers and the minutes prepared by the Alliance Managers will be sent to all members of the JSC for review and approval within [***] after each meeting.  Minutes for each meeting shall objectively reflect, in reasonable detail, the proceedings of such JSC meeting, including, without limitation, the topics reviewed and discussed at such JSC meeting, and the actions and decisions taken, authorized to be taken or approved to be taken by either or both of the Parties at such meeting.  In the event of any objection that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute and such dispute shall be reviewed and discussed at the next regular JSC meeting.

4.6Alliance Managers.  As soon as practicable, but no later than [***] following the Effective Date, each Party will appoint a representative of such Party to act as its alliance manager under this Agreement (each, an “Alliance Manager”).  Each Party may replace its Alliance Manager at any time by written notice to the other Party.  The Alliance Managers will serve as the primary contact point between the Parties and shall be entitled to attend all JSC and Subcommittee meetings, except if the other Party specifically requests the exclusion of Alliance Managers (including its own Alliance Managers) from a particular meeting.  Each Alliance Manager may bring any matter to the attention of the JSC or Subcommittees where such Alliance Manager reasonably believes that such matter requires attention of the JSC or Subcommittees.  Each Alliance Manager shall be responsible with creating and maintaining a collaborative work environment within and among the JSC and Subcommittees.

4.7Scope of Governance.  Notwithstanding the creation of the JSC and/or any Subcommittee, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JSC and/or any Subcommittee shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly

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so agree in writing.  The JSC and/or any Subcommittee or any Party’s exercising its decision making shall not have the power to amend or modify this Agreement, and no decision of the JSC and/or any Subcommittee or a Party’s exercising its decision making shall be in contravention of any terms and conditions of this Agreement.  The Alliance Managers shall not have any rights, powers or discretion except as expressly granted to the Alliance Managers hereunder and in no event shall the Alliance Managers have any power to modify or amend this Agreement.  It is understood and agreed that issues to be formally decided by the JSC and/or any Subcommittee, as applicable, are only those specific issues that are expressly provided in this Agreement to be decided by the JSC and/or any Subcommittee, as applicable.

4.8Decision Making.

(a)Generally.  Except as otherwise expressly provided herein, decisions of the JSC or any Subcommittee established under this Article 4 shall be made by consensus, with each Party having collectively one (1) vote in all decisions, with the goal being to leverage capabilities, minimize cost and maximize the chance of successfully Commercializing the Product first in the European Territory as a whole, and then throughout the Territory as a whole, in a manner consistent with applicable Laws and this Agreement.  The Parties agree to make all decisions and to escalate all associated disputes in a timely manner, appropriate for each circumstance.

(b)Dispute Escalation and Final Decision-Making Authority.  In the event that the JSC is unable to reach a consensus on decisions expressly requiring JSC approval pursuant to this Agreement despite good faith efforts to do within [***] after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue referred to the Chief Executive Officer of Atara or such other person holding a similar position designated by Atara from time to time, and the Chief Executive Office of Partner or such other person holding a similar position designated by Partner from time to time (collectively, the “Executive Officers”), for resolution.  The Executive Officers shall meet within [***] of referral of the issue to the Executive Officers to discuss the matter submitted and to determine a resolution.  If the Executive Officers are unable to determine a resolution in a timely manner, which shall in no case be more than [***] after the matter was referred to them, despite good faith efforts to do so, then except as specifically allocated under this Agreement:

[***].

Article 5

Transition Plan

5.1Transition Plan.

(a)Transfer.  A transition plan for regulatory affairs, commercial and market access, supply chain, medical affairs, and pharmacovigilance activities to be carried out under this Agreement and the Ancillary Agreements (the “Transition Plan”) is attached hereto as Exhibit B.  Each of Atara and Partner shall use Commercially Reasonable Efforts to carry out the activities as specifically set forth in the Transition Plan within the time set forth in the Transition Plan.  Atara shall use Commercially Reasonable Efforts to make available to Partner all data and such other

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documents as set forth under the Transition Plan as soon as reasonably practicable and in any event, within the time period set forth in the Transition Plan.  Besides the Transition Plan, Atara shall provide reasonable assistance to Partner, subject to Atara’s available capacity to provide such assistance without incurring significant cost, to ensure a smooth and effective transfer of any Regulatory Filings, Atara Intellectual Property, Development Data, medical activities and marketing materials developed by Atara with respect to the Product.

(b)Subsequent Transfers.  Before the transfer date from Atara to Partner of the Marketing Authorization or MAA, as applicable, by (a) the EC, or (b) the MHRA, as applicable, Atara shall deliver as soon as reasonably practicable any and all Atara Intellectual Property, together with supporting documentation as each may become Controlled by Atara, and provide reasonable assistance to Partner which is necessary or reasonably useful for Partner to Develop, Commercialize the Product in the Field and the Territory, perform Territory-specific quality control testing of Product not performed by Atara, and perform qualified person release and secondary Packaging and Labeling (including accompanying patient-specific information sheet) of the Product for distribution and use in the Territory in compliance with Law.

Article 6

Development Matters

6.1Responsibilities – Primary Indication and Clinical Studies.

(a)Atara shall be solely responsible, at its sole cost and expense, to use Commercially Reasonable Efforts to conduct the Atara 302 Study as currently designed and ongoing as of the Effective Date and, if required by the Regulatory Authority to obtain Regulatory Approval for the Product in the European Territory for the Primary Indication, to conduct CMC and comparability studies.

(b)Atara shall take commercially reasonable steps, at its sole cost and expense, to conduct any other Clinical Study or other Development (excluding Observational Studies) that is required by the Regulatory Authority to obtain Regulatory Approval for the Product in the European Territory for the Primary Indication.  Such other Clinical Study or other Development shall be subject to JSC’s prior review and approval.  If Atara determines that it is not commercially reasonable to conduct any such other Clinical Study or other Development, it shall promptly inform Partner without delay.  Then, without prejudice to Partner’s rights hereunder, Partner may then elect to conduct such other Clinical Study or other Development, in which case Section 11.12 shall apply.

(c)Subject to Section 6.1(b) hereto, [***].  Partner shall promptly inform Atara of any Development Data generated therefrom and provide such Development Data to Atara pursuant to Section 6.6.

(d)For clarity, other than as set forth in Section 6.1(a), Atara shall have no obligation to conduct any Clinical Study or any Development for the Product for use in the Primary Indication in any country, region, or jurisdiction.

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6.2Responsibilities - Additional Indications and Clinical Studies.

(a)Atara shall (i) be solely responsible, at its sole cost and expense, to use Commercially Reasonable Efforts to conduct the Atara 205 Study as currently designed and ongoing as of the Effective Date, and (ii) have the right, but not the obligation, at its sole cost and expense, outside the Territory, to carry out any other Development pertaining to a Multi-Cohort Indication or to carry out all Development of the Product as it pertains to all other Additional Indications.  Except for the Atara 205 Study, should any other Development activities to be conducted by Atara pursuant to this Section 6.2(a) propose to include one or more clinical trial site(s) physically located within a country in the Territory, inclusion of such clinical trial sites shall be subject to the JSC’s prior review and approval.  Atara shall promptly inform Partner of any Development Data generated therefrom and provide such Development Data to Partner pursuant to Section 6.6.

(b)Except as set forth in Section 6.1 and if not Developed or elected to be Developed by Atara pursuant to Section 6.2(a), if either Party wishes to propose any other Development of the Product for (i) the Primary Indication or (ii) an Additional Indication, in each case, in the Territory, or provide support for any Investigator Sponsored Clinical Trial to be conducted in the Territory (“New Development”), including potential sharing of the responsibility for the operation and/or cost of such proposed Development of the Product, said Party shall (1) prepare a reasonably detailed summary of the New Development and proposed activities and budget related thereto, including the roles and responsibilities of each Party with regard to such activities and budget, and (2) present such proposal to the JSC for discussion.  The Parties agree to discuss any such proposal(s), including any associated Development plan and the allocation of responsibility between Atara and Partner for the associated Development plan, operation thereof, and costs associated with such plan.  Such New Development shall be subject to JSC’s prior review and approval.

6.3General.  Notwithstanding any other provision in this Agreement, in no event shall Partner be obliged to conduct Development activities and no such Development activities shall be deemed commercially reasonable to assess Partner’s Commercialization obligations hereunder.

6.4Reports. The status, progress and results of the Development carried out under this Article 6 shall be discussed at meetings of the JSC, and the responsible Party shall provide the JSC with a written report with reasonable detail on the status and progress of such Development activities at least [***] prior to each scheduled JSC meeting.

6.5Records.  The Party carrying out Development activity shall use Commercially Reasonable Efforts to maintain complete, current and accurate records of all Development conducted by it and all Development Data resulting from such work.  The Parties shall cause their Affiliates, sublicensees and subcontractors (as applicable) to maintain complete, current and accurate records of all Development work conducted by such Affiliates, sublicensees or subcontractors (as applicable) and data and other Information resulting from such work.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory purposes.

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6.6Ownership of Development Data and Partner Inventions.  All data (including, without limitation, pre-clinical, clinical, technical, chemical, safety, and scientific data and information, but excluding a closed portion of a DMF), Know-How and other results generated by or resulting from or in connection with the conduct of Development, including screening data, Regulatory Data and synthesis schemes (collectively, the “Development Data”), shall be owned solely and exclusively by the Party conducting such Development unless otherwise agreed in writing.  Atara shall provide Partner with all Development Data deriving from any and all Development for which Atara is responsible to the extent such is necessary or reasonably useful for Partner to Commercialize Product, seek and maintain Regulatory Approvals for the Product in the Field in the Territory and perform Territory-specific quality control testing not performed by Atara, qualified person release and secondary Packaging and Labeling (including accompanying patient-specific information sheet) of the Product for distribution and use in the Field in the Territory.  Partner shall provide Atara with all Development Data deriving from any and all Development for which Partner is responsible, and, if Atara so elects pursuant to Section 11.12, Partner shall grant to Atara a non-exclusive, fully paid up, sublicensable, perpetual and irrevocable license under any such Development Data to Develop, Manufacture, Commercialize and otherwise use the Product outside of the Territory.  To the extent that Partner, in the course of conducting any of its authorized activities under this Agreement, has developed and Controls Patent Rights or Know-How that are necessary or reasonably useful for the Development, Manufacture, Commercialization, or other use of the Product (“Partner Intellectual Property”), Partner shall and hereby does grant to Atara a non-exclusive, sublicensable, perpetual, irrevocable license, under any such Partner Intellectual Property to Develop, Manufacture, Commercialize and otherwise use the Product outside of the Territory, subject to the provisions of Section 11.12.

6.7Right to Audit Development Activities.  During the Term and subject to the requirements of applicable Law and Third Party confidentiality restrictions or obligations (provided that each Party shall use reasonable efforts to ensure that any Third Party agreements entered into after the Effective Date do not prevent the exercise of such rights), each Party shall allow the other Party’s authorized Representatives, to the extent permitted by applicable Law, during regular business hours and upon at least [***] prior notice, not more than [***] (except for cause), to (i) examine and inspect such Party’s facilities and the facilities of any subcontractor used in the performance of Development of the Product in the Field in the Territory hereunder, and (ii) inspect all data, documentation and work product relating to the activities performed by such Party or any subcontractor.

6.8Right of Reference.  Subject to Section 11.12, each Party shall have the right to cross-reference the Regulatory Filings Controlled by the other Party under this Agreement relating to the Product (including each other’s, and their Affiliate’s or, in the case of Atara, its sublicensees’, and in the case of Partner, its Approved Sublicensees’, DMF), and to access such Regulatory Filings and any Development Data for (i) in the case of Partner, during the Term, any activity relating to obtaining or maintaining Regulatory Approval for the Product, or for Development or Commercialization of the Product in the Field in the Territory, including, to the extent allowed under applicable Law, inclusion of such Development Data in its own Regulatory Filings for the Product, and (ii) in the case of Atara, (1) any activity relating to obtaining or maintaining Regulatory Approval for the Product, or for Development or Commercialization of the Product outside the Territory, and (2) any activity relating to conducting Development of the Product or obtaining or maintaining Regulatory Approval for the Product, in each case outside the

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Field in the Territory, including, to the extent allowed under applicable Law, inclusion of such Development Data in its own Regulatory Filings for the Product.  Subject to the provisions of this Section 6.8, each Party hereby grants to the other Party, its Affiliates, subcontractors (as applicable), a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States, or an equivalent right of access/reference in any other country or region, to any Development Data, including such Party’s or its Affiliate’s clinical dossiers, Controlled by such Party or such Affiliates that relates to the Product solely for use for the purposes specified in this Section 6.8.

Article 7

Regulatory Matters

7.1Obtaining Regulatory Approval.

(a)Europe and United Kingdom - Primary Indication.  Subject to Section 4.8(b)(ii) hereto, during the Pre-Transfer Period, Atara shall be responsible, at its sole cost and expense, for all activities directed to, and decisions pertaining to, obtaining Regulatory Approval (including the preparation and filing of all Regulatory Materials, including, without limitation, any MAA, and all Regulatory Interactions) for the Product for the Primary Indication by centralized procedure or any other procedure in Europe and in UK; provided, however, that to the extent lawful, practical, and without causing any undue delay, Atara shall promptly submit to Partner all material correspondence received from a Regulatory Authority with respect to such Regulatory Approvals, as well as all relevant draft filings or draft material correspondence with the Regulatory Authorities with reasonable lead time, which shall not be less than [***] for correspondence with the EMA and the MHRA relating to negotiation of the Label, to allow Partner to comment on such drafts, and take into account Partner’s reasonable comments on such correspondence or filings.  To the extent practical and without causing any undue delay, and to the extent permitted by the Regulatory Authority, Atara shall permit an appropriate representative of Partner to attend any meeting with Regulatory Authorities relating to obtaining such Regulatory Approvals as a silent observer under Atara’ supervision.

(b)Other Regulatory Approvals.  Without prejudice to Sections 6.3 and 11.12, and with the exception of activities under Atara’s responsibility pursuant to Section 6.1 and 6.2 and other than those specified in Section 7.1(a), Partner, its Affiliates and their Approved Sublicensees shall be responsible, at their sole cost and expense, for all activities directed to or required for obtaining, holding, and maintaining all Regulatory Approvals (including, without limitation, for the preparation and filing of all Regulatory Materials and all Regulatory Interactions) and Marketing Authorizations for the Product in the Field in the Territory, subject to the oversight of the JSC, in accordance with Section 4.8 hereto; provided, however, that to the extent lawful, practical, and without causing any undue delay, Partner shall promptly submit to Atara all material correspondence received from the EMA and the MHRA with respect to such Regulatory Approvals of the Product, as well as all material draft filings or draft material correspondence with the EMA and the MHRA with reasonable lead time, which shall not be less than [***] for correspondence with the EMA and the MHRA relating to revision of the Label, to allow Atara to comment on such drafts, and take into account Atara’s reasonable comments on such correspondence or filings.  Atara shall provide reasonable support, subject to Atara’s

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available capacity to provide such support without incurring significant cost, to Partner’s regulatory activities set forth in this Section 7.1(b).  Partner, its Affiliates and their Approved Sublicensees shall own all regulatory submissions, including all applications, for Regulatory Approvals for the Products in the Field in the Territory, and shall not engage in any Regulatory Interaction in any country outside the European Territory and Switzerland, prior to receipt of an MA for the Primary Indication in the European Territory.

(c)Reports.  The status, progress, and results of a Party’s efforts to obtain Regulatory Approval for the Product under this Article 7 shall be discussed at meetings of the JSC, and each Party shall provide the JSC with a written report on the status and progress of such activities at least [***] prior to each scheduled JSC meeting.  In addition, a Party shall make available such information about such activities as may be reasonably requested by the other Party from time to time.  In addition, Atara shall keep Partner reasonably updated with respect to matters pertaining to Regulatory Interactions and Regulatory Filings for the Product in the U.S. solely to the extent such matters are reasonably likely to impact in any material respect Regulatory Filings and Regulatory Approvals in the European Territory.

7.2Transfer of Marketing Authorization for Europe and UK - Primary Indication.  Following the EC grant and the UK’s grant of a Marketing Authorization for the Product for the Primary Indication in Europe and the UK, respectively, Atara will file an application for the transfer of the associated Marketing Authorization, the Orphan Drug Designation and any other necessary Regulatory Approval for the Product in Europe and the UK, to Partner within [***] of receipt of said Marketing Authorization, unless otherwise agreed between the Parties and subject to applicable regulatory requirements.  Pending such transfer, Atara shall hold the Marketing Authorization and [***].  Subsequent to the transfer of the Marketing Authorization by Atara to Partner under this Section 7.2, Partner shall be responsible, at its sole cost and expense, for all activities directed or required to holding and maintaining such Marketing Authorization including, without limitation, for payment of all associated fees and taxes, if any, and will have no right to transfer, assign or grant any encumbrance or other right on, or under, any Marketing Authorization for the Product in in the Territory, except to Approved Sublicensees, without the prior written consent of Atara, which may not be unreasonably withheld or delayed.  Notwithstanding any provision to the contrary in this Section 7.2, the Parties may mutually agree to transfer the MAA and Orphan Drug Designation during the centralized procedure in Europe and/or the UK procedure prior to the grant of the associated Marketing Authorization.

7.3Pharmacovigilance.  Within [***] from the Effective Date, and before the transfer of the Regulatory Approval or MA for the Product in Europe and the UK for the Primary Indication, the Parties will negotiate and execute in good faith a mutually agreed pharmacovigilance agreement in customary form (the “Pharmacovigilance Agreement”) delineating the processes and procedures for sharing safety information with respect to the Product that are customary for agreements of this type.  The Pharmacovigilance Agreement shall, among other things, require each of Atara and Partner to inform the other as soon as is practicable of any observed significant safety issue considered likely to have an adverse impact on Commercialization of the Product.

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7.4Global Safety Database.

(a)Responsibility.  Atara will establish and maintain a Global Safety Database that will contain all information and data arising from the Parties’ activities with respect to safety matters that is required to be contributed by each party pursuant to the Pharmacovigilance Agreement, including information and data arising out of any risk evaluation and mitigation strategy (REMS) and/or risk management plan (RMP), periodic safety reports and safety monitoring activities.

(b)Reporting.  Atara or Atara’s designee shall be responsible for collecting and submitting safety case reports to the applicable Regulatory Authorities for all countries outside of the Territory.  During an applicable Pre-Transfer Period, Atara or Atara’s designee shall be responsible for collecting and submitting safety case reports to the applicable Regulatory Authorities for Europe and the UK, as applicable.  Thereafter, Partner shall be responsible for submitting all safety case reports to the applicable Regulatory Authorities within the Territory.  Each Party shall share all safety case reports with the other Party pursuant to the terms of the Pharmacovigilance Agreement.

7.5Early Access Programs.  Atara shall be responsible, at its sole cost and expense, for operationally managing and conducting the Early Access Programs for Product outside the Territory.  Atara shall have the right, but not the obligation (unless required under applicable Law in any country, region or jurisdiction, as applicable, in the Territory), to conduct the Atara 902 EAP Observational Study and/or the Atara EU EAP/SPU Program in the Territory. With respect to the EU or the UK, as applicable, and unless otherwise agreed between the Parties through the JSC, Atara shall be responsible for operationally managing and conducting the Atara 902 EAP Observational Study and/or the Atara EU EAP/SPU Program in Europe or the UK, as applicable, [***].  Partner shall be responsible, at its sole cost and expense, for any other Early Access Programs for Product in the Territory after the Effective Date, provided, however, Partner may not initiate or conduct any Early Access Program activities relating to (a) the Primary Indication prior to obtaining Marketing Authorization for the Product for the Primary Indication in the European Territory or (b) for a Multi-Cohort Indication prior to obtaining Marketing Authorization for a Multi-Cohort Indication in the European Territory, in each case, without the prior written consent of Atara.

7.6Regulatory Audits.  The Parties shall cooperate in good faith with respect to Regulatory Authority inspections of any site or facility, including, without limitation, where Clinical Studies, CMC, or pharmacovigilance activities with respect to the Product are conducted by or on behalf of a Party pursuant to this Agreement, whether such site or facility is such Party’s or its Affiliate’s or Approved Sublicensee’s, subject to terms and conditions of Third Party agreements (provided that each Party shall use reasonable efforts to ensure that Third Party agreements do not prevent the exercise of such rights), and shall inform each other of such Regulatory Authority inspection within [***] from its notification.  Each Party shall be given a reasonable opportunity (taking into account the timing and notice provided by the applicable Regulatory Authority) to assist in the preparation of the other Party’s audited sites for inspection, where appropriate, and to attend any inspection by any Regulatory Authority of the other Party’s audited sites, and the summary, or wrap-up, meeting with a Regulatory Authority at the conclusion of such inspection.  If such attendance would result in the disclosure to the other Party of

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Confidential Information unrelated to the subject matter of this Agreement, the Parties shall enter into a confidentiality agreement covering such unrelated subject matter.  In the event that any audited site is found to be non-compliant with one or more GLP, GCP, or current standards for pharmacovigilance practice, the non-compliant Party shall submit to the other Party a proposed recovery plan within a reasonable period after such non-compliant Party, its Affiliate or its Approved Sublicensee receives notification of such non-compliance from the relevant Regulatory Authority and such non-compliant Party shall use commercially reasonable efforts to implement such recovery plan promptly after submission.

Article 8

Commercialization and Promotion Matters

8.1Responsibilities.  Subject to Section 8.2 hereto, during the Term, Partner shall be solely responsible, at is sole cost and expense, for Commercializing the Product in each country in the Territory in accordance with this Agreement and with all applicable Laws, subject to the oversight of the JSC, as provided herein.

8.2Diligence.  Partner shall utilize Commercially Reasonable Efforts to perform its obligations and to carry out its responsibilities under this Agreement with respect to the Commercialization of the Product in the Field in the Primary Indication and in any other indication, in each case if and when  Regulatory Approval and Pricing Approval of the Product is obtained for such indication(s), [***]. Partner agrees to use reasonable efforts to assess Commercialization opportunities for the Product in the Primary Indication in all other countries in the Territory, and to incorporate the results of such assessments from time to time into the Commercialization Plan to be discussed by the JSC.

8.3Commercialization Plan.  Within a reasonable period of time of the Effective Date, but in any case no later than within [***] prior to the Parties’ estimated Marketing Authorization approval date for the Product for the Primary Indication in Europe, Partner will present an outline of its Commercialization plans for the Product in the Territory including [***].  Partner will provide an update of its Commercialization activities and plans on [***], for discussion by the JSC.

8.4Pricing.  Partner shall, at its sole cost and expense, be solely responsible for obtaining and maintaining Pricing Approvals in the Territory where applicable and subject to Section 8.2, Partner shall use Commercially Reasonable Efforts to obtain Pricing Approvals where applicable in [***], subject to review and discussion by the JSC under Section 4.2 hereto, taking into account [***].  Partner shall also be solely responsible, at its sole cost and expense, for setting and managing local pricing and reimbursement, as well as Product launch sequencing, subject to review and discussion by the JSC. To the extent permitted by applicable Law, and unless necessary for the purpose of obtaining Pricing Approval for the Product in any country in the Territory, Partner shall not publicly disclose information on discounts and rebates relating to the pricing of Product in such country in the Territory.

8.5Promotional Materials.  Subject to Section 8.9 hereto, Partner shall, at its own expense, have the right to create, develop, produce or otherwise obtain, and utilize Promotional

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Materials to support the Commercialization of the Product in the Field in the Territory, it being specified that Atara shall provide existing Promotional Materials to Partner as part of the Transition Plan, including those currently existing and intended for use by Atara in the United States.  Partner shall provide to the JSC for review and discussion a prototype of core Promotional Materials by Partner, without an obligation to provide any local Promotional Materials.  Partner shall modify such Promotional Materials to the extent necessary to resolve any objections timely and reasonably made by Atara to such Promotional Materials on the grounds that such Promotional Materials are inconsistent with any legal requirements, and shall in good faith consider any of Atara’s other objections.  The Promotional Materials, and any aspects of those uniquely tied to the Product, shall be used by Partner, its Affiliates and their Approved Sublicensees exclusively in connection with the Commercialization of the Product in the Field in the Territory in accordance with the terms of this Agreement, and Partner shall not use, or allow any other Person (other than its Affiliates and Approved Sublicensees) to use, any such Promotional Materials except in accordance with this Agreement.

8.6Ownership and Use of Product Trademarks and Product Trade Dress.

(a)Ownership.  Partner acknowledges the sole ownership by Atara and validity of all Product Trademarks, Product Trade Dress, logos and slogans used or intended to be used specifically in connection with the Commercialization of the Product for the Field in the Territory.  Partner shall assign (and shall cause its Affiliates and Approved Sublicensees to assign), and hereby does assign to Atara, all of its right, title and interest in and to such Product Trademark and Product Trade Dress, if any.  Partner agrees that it will not at any time during or after the Term assert or claim any interest in or do anything which may adversely affect the validity or enforceability of, any copyright, trademark, trade dress, logo or slogan owned by Atara and used or intended to be used on or in connection with the marketing or sale of the Product in the Field in the Territory.  Partner will not register, seek to register or cause to be registered any copyrights, trademarks, trade dress, logos or slogans owned by Atara and used or intended to be used on or in connection with the marketing or sale of the Product in the Field in the Territory or any variation thereof, under any applicable Law providing for registration of copyrights, trademarks, service marks, trade names or fictitious names (including as an Internet domain name) or similar Laws, without Atara’s prior written consent, which may be withheld in its sole discretion.

(b)Maintenance.  Atara shall establish, maintain and enforce the Product Trademarks in the Territory and will bear all costs and expenses relating thereto.

(c)Use.  All uses of the Product Trademarks and Product Trade Dress by Partner (and its Affiliates and Approved Sublicensees) to identify and/or in connection with the Commercialization of the Product in the Field in the Territory shall be in accordance with Regulatory Approvals and all applicable Laws.  Partner (and its Affiliates and any Approved Sublicensees) shall use the Product Trademarks and Product Trade Dress solely pursuant to the terms of this Agreement to identify and in connection with the Commercialization of the Product in the Territory for use in the Field, and Partner shall not (and shall cause its Affiliates and Approved Sublicensees not to) use such Product Trademarks or Product Trade Dress to identify or in connection with the marketing of any other products.  Atara shall also own rights to any internet domain names incorporating the Product Trademarks or any variation or part of such trademark as its URL address or any part of such address; and Partner shall not establish any

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internet domain name or URL incorporating such trademark without the prior written consent of Atara, such consent not to be unreasonably withheld.  The Parties hereby agree and acknowledge that nothing contained herein shall limit Atara’s right to use the Product Trademarks or Product Trade Dress outside the Territory.

8.7Reports.  The status, progress and results of Partner’s Commercialization activities of the Product in the Territory shall be discussed at meetings of the JSC, and Partner shall provide the JSC with a written report on the status and progress of such activities at least [***] prior to each scheduled JSC meeting.  In addition, Partner shall make available such information as may be reasonably requested by Atara from time to time.

8.8Compliance.  Each Party shall, in Developing, Manufacturing, seeking Regulatory Approval and Commercializing the Product in the Territory, comply with all applicable Laws, including the Anti-Corruption Laws, as well as all applicable Regulatory Approvals for the Product.  In addition, each Party shall not use in any capacity, in connection with its Development or Commercialization of the Product hereunder, any Person who has been debarred pursuant to Article 306 of the Federal Food, Drug and Cosmetic Act (or similar Law outside of the U.S.), or who is the subject of a conviction described in such Article, and each Party shall inform the other in writing immediately if it or any Person who is performing services for such Party hereunder is debarred or is the subject of a conviction described in Article 306 (or similar Law outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment of such Party or any Person used in any capacity by such Party in connection with its Development or Commercialization of the Product hereunder.

8.9Global Branding Strategy.  Atara shall have the right, from time to time during the Term, to implement (and thereafter modify and update) a global branding strategy, including global messaging and imagery, for the Product for use in the Field throughout the world (the “Global Branding Strategy”).  To the extent Atara determines to implement use of such Global Branding Strategy, Partner shall use Commercially Reasonable Efforts to adhere to the Global Branding Strategy in its Commercialization of the Product in the Field in the Territory including with respect to any Promotional Materials; provided, that, in the event that Partner believes that the application of the Global Branding Strategy in a particular country in the Territory would be inappropriate whether because of such country’s linguistic or cultural particularities, because it is against the Laws of such country, because of risk of infringing Third Party rights or because Partner reasonably determines it would be inconsistent with Partner’s obligation to use Commercially Reasonable Efforts to Commercialize the Product in the Field in the Territory, Partner will not be obliged to apply such Global Branding Strategy.

8.10Cell Selection.  Upon grant of a Marketing Authorization, and prior to [***], Atara shall provide Cell Selection services for the Product in the Field for Commercialization in the Territory, to Partner and its Affiliates and their Approved Sublicensees, at the sole and exclusive cost of Atara.  [***].  If the Parties mutually agree that Atara shall continue to provide such Cell Selection services to Partner after [***], Atara’s provision of such Cell Selection services shall be at the sole and exclusive cost and expense of Partner, in accordance with Exhibit F attached hereto. [***].

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8.11Notification.  Each Party shall promptly notify the other Party if such Party becomes aware of any information that is likely to have a material adverse effect upon Partner’s ability to successfully Commercialize the Product in the Field in the Territory or Atara’s ability to successfully Commercialize the Product in the Field outside the Territory.

8.12Order Handling. Order to Cash.  Partner shall be solely responsible, at its sole cost and expense, for order intake and order management, as well as invoicing and cash collection (order-to-cash) for sale of the Product in the Territory.

8.13[***].

8.14Limitation on Activities Inside the Field and Territory.  From the Effective Date through the period that is [***] after the Effective Date (the “Limited Period”), Atara, its Affiliates and their respective licensees and sublicensees shall not, other than the Development of the Product in the Territory as specifically authorized under this Agreement, Develop nor Commercialize any product comprising [***].  For the avoidance of doubt, a chimeric antigen receptor T-cell shall not constitute an allogeneic EBV-specific cytotoxic T-cell but shall constitute a cell therapy product.  Following the Limited Period and during the Term, [***]. The provisions of this Section 8.14 shall not apply to any Restricted Product, Restricted Product candidate or development program of an acquiror of Atara, including its Affiliates or subsidiaries, in each case, existing as of the date of the acquisition by such acquiror of Atara, [***].

8.15Partner Non-Compete.  During the Limited Period, none of Partner, its Affiliates and the Approved Sublicensees shall directly or indirectly Commercialize, or enable any such Affiliate, Approved Sublicensee to Commercialize, any Restricted Product, other than Product, in the Territory. Following the Limited Period, none of Partner, its Affiliates and the Approved Sublicensees shall directly or indirectly Commercialize, or enable any such Affiliate, Approved Sublicensee to Commercialize, any Restricted Product, other than Product, in any country, region, or jurisdiction in the Territory, which Restricted Product that is the subject of [***]. The provisions of this Section 8.15 shall not apply to any Restricted Product of an acquiror of Partner, including its Affiliates or subsidiaries, in each case, existing as of the date of the acquisition by such acquiror of Partner, [***].

8.16Limitation on Pursuit of Generic Product.  During the Term, none of Partner or its Affiliates, Approved Sublicensees, or Distributors shall (a) practice, or authorize any Third Party to practice, any Atara Intellectual Property for any purpose other than as expressly authorized in this Agreement, (b) take any action to seek, or engage in, the Development, Regulatory Approval, Manufacture or Commercialization of a Generic Competitor or (c) enable any Third Party to do the same.

Article 9

Manufacturing and Supply Matters

9.1Manufacturing and Supply Agreement.  Within [***] from the Effective Date, the Parties will negotiate and execute a manufacturing and supply agreement (the “Manufacturing and Supply Agreement” or “MSA”) on mutually agreed terms and conditions for the

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Manufacture and supply of the Product that are customary for agreements of this type.  Partner shall purchase from Atara or its Affiliates all of Partner’s, and its Affiliates’ and Approved Sublicensees’ requirements of Product in the Field in the Territory pursuant to the terms and conditions of the MSA.  Key terms relating to Atara’s Manufacture and supply of Product for Partner that are to be incorporated into the Ancillary Agreements are summarized in Exhibit C attached hereto.

9.2Diligence.  Atara shall perform and carry out its Manufacturing responsibilities set forth in this Agreement and the MSA, as applicable.

9.3Quality Agreement.  Within [***] from the Effective Date and concomitant with the MSA, the Parties will negotiate and execute a quality agreement (the “Quality Agreement”) on mutually agreed terms and conditions for the manufacture and supply of the Product that are customary for agreements of this type, including customary audit rights of Atara Manufacturing Facility.

9.4Return of Product.  All returns of Product shall be in accordance with a mutually agreed Product return protocol, as to be further specified in the MSA.

9.5Atara Supply Obligation.

(a)The obligations of Atara under this Article 9, including the obligations to Manufacture (or have Manufactured by an Atara Manufacturing Facility) and supply Product to Partner hereunder, shall continue (on a country-by-country and Product-by-Product basis) through to the end of the Royalty Term with respect to such Product in such country; provided, however, as to be further detailed in the MSA, at any time after a period of [***] from the First Commercial Sale of the Product in the Territory, upon Atara’s delivery of written notice to Partner, Atara may elect to transfer its global Manufacturing responsibilities for the Product to a qualified Third Party facility that is not an Atara Manufacturing Facility (the “Atara CMO”).

(b)At least [***] before Atara’s delivery of the written notice in Section 9.5(a), Atara shall inform Partner of its intent to deliver such written notice, at which time Partner may choose to assume directly, or through any qualified designee of Partner approved in advance by Atara, the Manufacturing of the Product for the Territory, or to rely on the Atara CMO (the supplier so elected by Partner, including Atara CMO where applicable, being referred to as the “Selected Manufacturer”).  If so elected by Partner, Atara shall use Commercially Reasonable Efforts to enable Partner to negotiate with Atara CMO for the supply of the Product for the Territory at terms and conditions substantially as favorable as those of Atara.  Atara shall use Commercially Reasonable Efforts to (i) transfer to the Selected Manufacturer technology, materials, and other Know-How required to enable them to Manufacture Product for all of Partner’s authorized uses in the Field and in the Territory under this Agreement (the “Technology Transfer”) and (ii) complete the Technology Transfer within [***] of Atara’s written notice to Partner of Atara’s election to conduct the Technology Transfer.  Atara shall bear the associated costs for such Technology Transfer, to be further detailed in the MSA.

(c)Until completion of the Technology Transfer to the Selected Manufacturer and revision of all Regulatory Approvals related to the Commercialization of the Product in the

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Territory to reflect such Selected Manufacturer as the Manufacturer, Atara shall continue to (i) Manufacture, or have Manufactured by an Atara Manufacturing Facility, and (ii) supply Product to Partner pursuant to the provisions of this Article 9, Exhibit C, and the associated MSA.  In the event that a Technology Transfer to a Selected Manufacturer occurs, upon its completion, Section 2.1 of this Agreement shall be amended to grant the Selected Manufacturer a non-exclusive, non-sublicensable, fully paid up license under the Atara Intellectual Property existing as of the completion date of the Technology Transfer to Manufacture the Product for all of Partner’s authorized uses in the Field and in the Territory under this Agreement.  Atara shall have no further obligation to Manufacture and supply Product for any Partner, Partner’s Affiliate, or Approved Sublicensee use under this Agreement.

Article 10

Intellectual Property Matters

10.1Ownership of Atara Intellectual Property.  Partner acknowledges that, as between the Parties, Atara Controls the Atara Intellectual Property.

10.2Prosecution.  Partner acknowledges that, as between the Parties, Atara, through MSK, has the sole right, but not the obligation, at its sole cost and expense, to file, prosecute and maintain the Patent Rights in the Territory constituting Atara Intellectual Property.  Atara shall keep Partner reasonably informed of the progress of its prosecution efforts, by providing Partner with copies of all material patent prosecution documentation so that Partner may be informed and advise Atara on the continuing prosecution, and Atara agrees to consider in good faith all such reasonable comments.  Partner shall keep this documentation confidential.  If Atara elects not to file, prosecute or maintain a Patent Right in any country in the Territory, then it shall notify Partner in writing at least [***] before any deadline applicable to the filing, prosecution or maintenance of such Patent Right, as the case may be, or any other date by which an action must be taken to establish or preserve such Patent Right in such country or possession.  Upon notification, Partner may elect to assume thereafter the costs of the filing, prosecution, or maintenance of such Patent Right.  In such event, Atara shall file, prosecute or maintain such Patent Right. Atara shall reimburse such costs directly incurred with respect to the filing, prosecution, or maintenance of such Patent Right upon receipt of the corresponding invoice from Partner.

10.3Enforcement in the Territory.  Subject to Section 10.3(c) hereto, Partner acknowledges that, as between the Parties, Atara has the sole right, but not the obligation, at its sole cost and expense, to enforce the Atara Intellectual Property in the Territory against Third Party infringement, unauthorized use, misappropriation or threatened infringement thereof.  However, Partner shall have the right to join such action as a party plaintiff if admissible by applicable Laws at its own costs and expenses in order to seek compensation for its own damages.

(a)Each Party shall promptly notify the other Party in writing of any existing or threatened infringement, unauthorized use or misappropriation of the Atara Intellectual Property in the Territory by reason of the Manufacture, use or sale of a product identical to or substantially similar to the Product and shall provide all evidence in such Party’s possession demonstrating such infringement.

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(b)Partner shall provide to Atara reasonable assistance in any enforcement of the Atara Intellectual Property in the Territory against Third Party infringement, at Atara’s request, including joining such action as a party plaintiff if required by applicable Laws to pursue such action.  Atara shall keep Partner regularly informed of the status and progress of such enforcement efforts, shall reasonably consider Partner’s comments on any such enforcement efforts.  Partner shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but Partner shall at all times cooperate fully with Atara in bringing such action.

(c)If Atara, in its sole discretion, determines not to exercise its right to bring an action against Third Party infringement of the Atara Intellectual Property in the Territory, subject to Memorial Sloan Kettering Cancer Center’s secondary right to bring an action against Third Party infringement of the Atara Intellectual Property in the Territory as detailed in the Existing Agreement, Partner shall be entitled to bring such action at its sole cost and expense.  Atara shall provide to Partner reasonable assistance in such enforcement, at Partner’s request, including joining such action as a party plaintiff if required by applicable Laws to pursue such action.  Partner shall keep Atara regularly informed of the status and progress of such enforcement efforts, shall reasonably consider Atara’s comments on any such efforts.  Atara shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but Atara shall at all times cooperate fully with Partner in bringing such action.

(d)A Party with responsibility for enforcement under this Section 10.3 hereto shall not settle any claim, suit or action that it brought under this Section 10.3 involving Atara Intellectual Property without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided that the other Party shall have the sole discretion to withhold consent in the event that such settlement would (i) restrict in any material respect the scope of the Atara Intellectual Property or its rights or interests therein or otherwise adversely impact the Atara Intellectual Property rights, or (ii) adversely impact the Development, Commercialization, any Regulatory Approval or any Regulatory Exclusivity of the Product, either in the Territory or outside the Territory.

(e)If either Party recovers monetary damages from any Third Party in a suit or action brought hereunder with respect to the Atara Intellectual Property, including in a settlement, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amount shall be retained by the Party bringing such suit or action.  [***].

10.4Infringement of Third Party Patent Rights.  If a Party becomes the subject of a Third Party’s claim or assertion of infringement of a Third Party Patent Right granted by a jurisdiction within the Territory with respect to the Commercialization of the Product in the Field in the Territory, or the Development or Manufacture of the Product in the Field for Commercialization in the Field in the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, and thereafter, the Parties shall promptly meet to consider the claim or assertion and mutually agree upon the appropriate course of action, but each of them shall be entitled to defend itself provided that it shall keep the other Party regularly informed of the status and progress of such defense efforts, shall reasonably consider the other Party’s comments, and shall not settle any claim, suit or action without the prior written consent

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of the other Party, which consent shall not be unreasonably withheld; provided that the other Party shall have the sole discretion to withhold consent in the event that such settlement would impose any obligation or liability on the other Party.

10.5Patent Marking.  Partner shall mark Product marketed and sold by Partner (or its Affiliate and their Approved Sublicensees) hereunder with appropriate patent numbers or indicia, where relevant.

Article 11

Payments

11.1Upfront Payment.  No later than [***] after the Effective Date, Partner shall pay to Atara an upfront fee of [***] in consideration for the licenses granted hereunder (the “Upfront Payment”).  The Upfront Payment shall be non-refundable, non-recoupable and non-creditable against any other amounts payable hereunder.

11.2Development Milestones.  Partner shall make the following one-time milestone payments to Atara for the milestone events set forth in this Section 11.2:

[***].

11.3Commercial Milestones.  Partner shall make the following one-time milestone payments to Atara for the milestone events set forth in this Section 11.3:

[***].

11.4Royalties on Net Sales.

(a)Full Royalty Term.  From the Effective Date and through the end of the Full Royalty Term, on a country-by-country basis solely with respect to the Full Royalty Term, Partner shall make the following royalty payments to Atara on Net Sales of Product at a rate of: [***].

(b)Extended Royalty Term.  Following expiration of the Full Royalty Term in a country of the Territory, Partner shall pay to Atara royalties on Net Sales in such country at a rate of [***] until the termination or expiration of this Agreement (the “Extended Royalty Term”).

11.5Third Party Licenses. In the event that Partner determines in its good faith judgment with advice from independent legal counsel that it is necessary to obtain a license to any Third Party Patent Rights in the Territory, wherein Partner’s Commercialization of the Product in the Field in the Territory would infringe such Third Party Patent Rights absent a license thereunder, and Partner obtains a license under such Patent Rights, Partner may deduct from the amounts due to Atara during the Full Royalty Term under Section 11.4(a) an amount equal to [***] of any royalty payments on net sales actually paid to any such Third Party as consideration solely for any such license to such Patent Rights in the Territory; provided, however, that in no event shall the

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royalties owed to Atara under Section 11.4(a) be reduced, in the aggregate, by more than [***].  Partner agrees to provide Atara a true, complete and unredacted copy of any license or other agreement subject to this Section 11.5 within [***] of entering into such license agreement.

11.6Generic Competitor.  If during the Full Royalty Term, a Third Party Generic Competitor receives Regulatory Approval, enters the market for sale in the Territory, and (i) achieves a Generic Market Share of at least [***] in any particular Calendar Quarter in any country(ies) of the Territory, in lieu of the royalty rates specified in Section 11.4 hereto, the royalty rate applicable to Net Sales of Product by Partner, its Affiliates, and Approved Sublicensees in such country(ies) in that Calendar Quarter shall be [***], or (ii) achieves a Generic Market Share of greater than [***] in any particular Calendar Quarter in any country(ies) in the Territory, in lieu of the royalty rates specified in Section 11.4 hereto, the royalty rate applicable to Net Sales of Product by Partner, its Affiliates, and Approved Sublicensees in such county(ies) in that Calendar Quarter shall be [***].

11.7Academic Hospital Manufacturer.  If during the Full Royalty Term, on a country-by-country basis in the Territory, a product meeting the requirements of clause (a) and (b) of the defined term “Generic Competitor” is manufactured and sold by an academic hospital in a country in the Territory, Partner shall provide written notice to Atara of the sales of such product in such country and if the Parties mutually agree that the impact of such sales by the academic hospital is material, [***].

11.8Milestone Reports and Payments.

(a)Atara shall notify Partner (or Partner shall notify Atara, as applicable) in writing within [***] after Atara or Partner first learns of the achievement of each milestone set out in Section 11.2.  The corresponding milestone payment by Partner shall be due to Atara within [***] of receipt by Partner of an invoice from Atara and issued no earlier than the notice of achievement of the corresponding milestone event.

(b)Partner shall notify Atara in writing within [***] after Partner first learns of the achievement of each milestone set out in Section 11.3.  The corresponding milestone payment by Partner shall be due to Atara within [***] of receipt by Partner of an invoice from Atara and issued no earlier than the notice of achievement of the corresponding milestone event.

(c)All payments due under Sections 11.2, 11.3 and 11.8 shall be payable, in full, in U.S. dollars, and shall be made by wire transfer to the Atara bank account specified in Exhibit E attached hereto, or to such other bank account designated in writing by Atara at least [***] prior to the applicable payment date, which account shall be opened in Atara’s name in the book of a bank in the European Union or the United States of America.  Atara agrees to provide to Partner all information and documents required by Partner in connection with the relevant provisions of Laws relating to anti-money laundering/KYC and which are sufficient to allow Partner to comply with such Laws.

(d)Any milestone payment made by Partner to Atara pursuant to Article 11 hereto shall be non-refundable, non-creditable, and non-cancellable.

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11.9Royalty Reports and Payments.

(a)Reports.  Within [***] after the end of each Calendar Quarter, commencing with the Calendar Quarter in which occurs the first invoiceable sale of Product in the Field in the Territory for which royalties are due and payable by Partner, its Affiliates or their Approved Sublicensees, Partner shall deliver to Atara a report (each, a “Royalty Report”) setting out in compliance with the template attached in Exhibit H all details necessary to calculate the payments due under Section 11.4, including royalty bearing Net Sales and the number of units sold in the relevant Calendar Quarter on a country-by-country basis, all relevant exchange rate conversions in accordance with Section 11.9(b) and the amount of any payment due from Partner to Atara, calculated in accordance with this Article 11.  Partner shall provide a preliminary, non-binding, estimated Royalty Report (not including information on the number of units sold) within [***] of the end of each Calendar Quarter.  The royalty payment shall be due within [***] date of invoice and issued no earlier than the date of receipt of the Royalty Report by Atara.

(b)Payments.  All payments due under Sections 11.4 and 11.9 of this Agreement shall be payable, in full, in U.S. dollars, regardless of the country(ies) in which Net Sales are made.  For the purposes of computing Net Sales of Products sold in a currency other than U.S. dollars, such currency shall be converted into U.S. dollars using the average quarter to date rate of exchange as consistently applied per Partner’s internal accounting and reporting process.  Such payments shall be without deduction of exchange, collection or other charges.  All payments owed under this Agreement shall be made by wire transfer to the Atara bank account specified in Exhibit E attached hereto, or to such other bank account designated in writing by Atara at least [***] prior to the applicable payment date, which account shall be opened in Atara’s name in the book of a bank in the European Union or the United States of America.  Atara agrees to provide to Partner all information and documents required by Partner in connection with the relevant Laws relating to anti-money laundering/KYC policies which are sufficient to allow Partner to comply with such Laws.

(c)Record Retention.  Beginning with the first invoiceable sale of a Product in the Field in the Territory, Partner shall keep complete and accurate records pertaining to the sale of such Products including the original data files used to prepare the submitted Royalty Reports, for a period of [***] after the year in which such sales occurred, and in sufficient detail to permit Atara to confirm the accuracy of the royalties paid by Partner hereunder.

(d)Late Payments.  In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of [***]; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit Atara from exercising any other rights it may have as a consequence of the lateness of any payment.

11.10Audits.  During the term of this Agreement and for a period of [***] thereafter, at the request and expense [***], Partner shall permit an independent, certified public accountant of nationally recognized standing appointed by Atara, and reasonably acceptable to Partner, at reasonable times and upon reasonable notice, but in no case no more than once for any particular royalty period, or more than [***] thereafter, to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Net Sales and the correctness of any

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royalty payment made under this Agreement for any period within the preceding [***].  Results of any such examination shall be made available to both Partner and Atara.  The independent, certified public accountant shall disclose to Atara only the royalty amounts which the independent auditor believes to be due and payable hereunder to Atara and shall disclose no other information revealed in such audit.  Any and all records examined by such independent accountant shall be deemed Partner’s Confidential Information which may not be disclosed by said independent, certified public accountant to any Third Party.  Notwithstanding the above, if such audit reveals an underpayment by Partner in excess of [***], then [***] shall pay the reasonable costs of the auditors plus interest on the discrepancy as provided for late payments under Section 11.9(d) within [***] of the completion of the applicable audit.

11.11Taxes.

(a)Sales or Other Transfers.  The recipient of any transfer under this Agreement of Product or Know-How, as the case may be, shall be responsible for any sales, use, value added, excise or other taxes applicable to such transfer as required by law.

(b)Withholding.  If Laws or regulations require withholding by Partner of any taxes imposed upon Atara on account of any royalties or other payments paid under this Agreement, such taxes shall be deducted by Partner as required by Law from such payment and shall be paid by Partner to the proper taxing authorities.  Partner shall use Commercially Reasonable Efforts to secure official receipts of payment of any withholding tax and shall send them to Atara as evidence of such payment.  The Parties shall exercise their reasonable efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any applicable tax treaty and shall cooperate in filing any forms required for such reduction.  Each Party shall cooperate with the other and furnish the other Party with appropriate documents, including Tax Documentation, to secure application of the most favorable rate of withholding tax under applicable Law (or exemption from such withholding tax payments, as applicable).

11.12Additional Studies.

(a)In the event that Partner elects to conduct a Clinical Study or other Development activities (excluding Observational Studies) pursuant to Section 6.1 (i) in order to obtain a Marketing Authorization in the Primary Indication in the European Territory or (ii) for any Clinical Study or other Development activities (excluding Observational Studies) upon which the grant of a Marketing Approval is expressly conditioned then, Partner shall be entitled to set off [***].

(b)In the event that Partner elects to solely conduct and fund New Development activities pursuant to Section 6.2(b), and unless otherwise agreed in writing between the Parties, [***].

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Article 12

Representations and Warranties; Disclaimer

12.1No Representation of Success.  Atara does not warrant that Atara can successfully Develop or obtain Regulatory Approvals for the Product in the Field in the Territory.

12.2Representations and Warranties of Atara.  Atara covenants, and represents and warrants to Partner that as of the Effective Date:

(a)Atara is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent Atara from performing its obligations under this Agreement;

(b)Atara has full right and authority to grant the licenses to Partner as described herein;

(c)The Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Atara enforceable against Atara in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity;

(d)The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Atara is a party, or by which it is bound, nor does it violate any Law applicable to Atara;

(e)All necessary consents, approvals and authorizations of all regulatory and Governmental Authorities and other persons or entities required to be obtained by Atara in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained;

(f)The Patent Rights within the Atara Intellectual Property in Europe and the UK, and to Atara’s knowledge countries or regions in the Territory other than Europe and the UK, listed on Exhibit D constitute a true, accurate and complete list of all Patent Rights within the Atara Intellectual Property in the Territory in existence as of the Effective Date Controlled by Atara relating to the Products in the Territory;

(g)Atara is the sole and exclusive owner or exclusive licensee (subject to Section 2.1(c) and to routine commercial licenses, and provided that certain Know-How licensed to Atara by MSK under the Existing Agreement is licensed to Atara on a non-exclusive basis) of all of Atara Intellectual Property in the Territory with respect to Product, including all Patents Rights listed on Exhibit D and Product Trademarks listed on Exhibit G, free from encumbrances, and has the right to grant to Partner the rights granted herein with the respect to the Atara Intellectual Property;

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(h)To Atara’s knowledge, all individuals who participated in the invention of any of the inventions claimed in the Patent Rights within the Atara Intellectual Property have made effective assignments of all ownership rights either pursuant to written agreement or by operation of applicable Law;

(i)To Atara’s knowledge, all application and registration fees in respect of the Patent Rights within the Atara Intellectual Property listed on Exhibit D have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of registering such Patent Rights within the Atara Intellectual Property;

(j)All application and registration fees in respect of the Product Trademarks listed on Exhibit G have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of registering such Product Trademarks;

(k)To Atara’s knowledge, Atara has not misappropriated any know-how relating to the development, registration or manufacturing of the Product;

(l)There are no actual, pending, alleged, or to Atara’s knowledge, threatened actions, suits or claims alleging the misappropriation of any know-how relating to the development, registration or manufacturing of the Product.  Atara has taken reasonable precautions to preserve the confidentiality of the Atara Know-How within the Atara Intellectual Property;

(m)Atara has not granted as of the Effective Date any licenses to any Affiliate or Third Party under the Atara Intellectual Property or Regulatory Approvals to be obtained by Atara hereunder which would conflict with the licenses granted to Partner hereunder;

(n)There are no actual, pending, alleged or to Atara’s knowledge, threatened action, suits, claims, interference or governmental investigations involving a Product (including with respect to the development or manufacturing of a Product or any Regulatory Approval or MAA related thereto), the Atara Intellectual Property, by or against Atara, or any of its Affiliates or, to Atara’s knowledge, other licensees, and to Atara’s knowledge, no circumstances that may give rise to any such action, suits, claims or investigation;

(o)Atara has not brought a claim alleging an infringement by a Third Party of any of the Atara Intellectual Property.  To Atara’s knowledge, no Third Party infringes or misappropriates any of the Atara Intellectual Property;

(p)To Atara’s knowledge, none of the issued Patent Rights within the Atara Intellectual Property are invalid or unenforceable;

(q)Atara has disclosed to Partner in writing copies of: (i) any and all material study reports, or synopses of the materials aspects thereof, from Clinical Studies or GLP preclinical studies of the Product in its possession, and (ii) all material filings and correspondence between Atara and its Affiliates and the EMA, relating to clinical or preclinical studies of the Products, and such information and materials are true and accurate in all material respects

(r)no information or materials provided by or on behalf of Atara to Partner including in the data room, when taken together as a whole, contain any untrue or misleading

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statement of a material fact or, to Atara’s knowledge, omit to state a material fact, in each case, that is likely to have a material adverse impact, on the Regulatory Approvals, Manufacturing and/or Commercialization, in each case, for the Product in the Territory;

(s)All data with respect to Product that (i) is intended to be or was provided to a Regulatory Authority, or (ii) was provided by Atara to Partner, was generated in compliance with applicable Laws in all material respects;

(t)In the course of the development of Product, Atara has not used any employee or consultant who has been debarred by any Regulatory Authority or was the subject of debarment proceedings by a Regulatory Authority, and to Atara’s knowledge, no such employees or consultants have been used by any Third Party on behalf of Atara in connection with the development of the Product.  All studies conducted by or on behalf of Atara with respect to the Product or Product have been conducted in accordance with applicable Laws by persons with appropriate education, knowledge and experience in all material respects;

(u)The Existing Agreement is in full force and effect in accordance to its terms as disclosed to Atara.  No terms of the Existing Agreement material to the rights granted to Partner hereunder have been redacted in the Existing Agreement made available to Partner;

(v)No Third Party has any right of consent, right of first negotiation or similar rights under the Existing Agreement, that could materially interfere with Partner’s exercise of its sublicensing rights under this Agreement;

(w)Atara has maintained and, unless otherwise agreed to by Partner, will maintain and keep in full force and effect all material agreements (including the Existing Agreement in accordance with its terms) and filings (including Patent Rights filings) necessary to perform its obligations hereunder.  Atara and its Affiliates are in compliance with the Existing Agreement and have performed all material obligations required to be performed by them to date under the Existing Agreement.  Neither Atara nor its Affiliates are (with or without the lapse of time or the giving of notice, or both) in material breach in any respect under the Existing Agreement;

(x)Atara has no knowledge of any breach of the representations and warranties given by the parties to Existing Agreement; and

(y)To the extent relating to the Product, Atara shall not agree or consent to any substantive amendment, supplement or other modification to the Existing Agreement or exercise any other right of agreement or consent thereunder, in each case to the extent that such amendment, supplement, modification, exercise or consent would materially and adversely affect Partner’s rights under this Agreement, unless Partner shall have consented in writing to the same.

12.3Representations and Warranties of Partner.  Partner covenants, and represents and warrants to Atara that as of the Effective Date:

(a)Partner is a corporation duly organized, validly existing and in good standing under the laws of jurisdiction in which it is incorporated and it has full right and authority to enter into this Agreement and to accept the rights and licenses granted as herein described;

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(b)This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Partner enforceable against Partner in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity;

(c)The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Partner is a party, or by which it is bound, nor does it violate any Law applicable to Partner; and

(d)All necessary consents, approvals and authorizations of all regulatory and Governmental authorities and other persons or entities required to be obtained by Partner in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

12.4Representations of Both Parties.  Partner, with respect to itself and its Affiliates that have been or will be involved in the Development, Regulatory Filing activities and/or Commercialization of the Product in the Territory represents, warrants to Atara that, as of the Effective Date, and Atara represents, warrants to Partner that, as of the Effective Date, to the knowledge of such Parties’ compliance department:

(a)neither they or their directors, officers, employees, or any person authorized to act on its behalf have violated any Anti-Corruption Law in the Territory;

(b)neither they nor any person acting on its behalf, has offered, given, authorized, or promised anything of value (as defined by applicable Anti-Corruption Laws), either directly or indirectly, to any person, including to any Public Official or Entity, for the purpose of (i) improperly influencing any official act or decision; (ii) inducing performance or non-performance of any act in violation of a lawful duty; or (iii) securing an improper benefit or business advantage, in each case ((i) – (iii)) in any manner that violates the applicable Anti-Corruption Laws in the Territory;

(c)they have not received any written notice, request, or citation from any Governmental Authority with respect to any alleged or suspected violation of Anti-Corruption Laws in the Territory; and

(d)they are not under investigation or being prosecuted by a Government Authority with respect to any alleged or suspected violation of Anti-Corruption Laws in the Territory.

12.5Certain Rights and Obligations of Atara.

(a)Atara shall not during the term of this Agreement (i) grant any lien, pledge, encumbrance, mortgage, or security interest (excluding any license rights or equivalents thereof) (collectively “Liens”) with respect to this Agreement or any of the Patents Rights within the Atara Intellectual Property in the Territory or (ii) permit such a Lien, to attach to this Agreement or any of such rights, in each case if such Lien would conflict with the rights granted to Partner hereunder.

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(b)Upon termination of the Existing Agreement, for the benefit of Partner and should Partner so elect, Atara shall assign to MSK the portion of the Agreement that relates to the Existing Agreement and shall use Commercially Reasonable Efforts to pursue enforcement of Section 17.5 of the Existing Agreement;

(c)To the extent relating to the Product in the Territory, Atara shall not agree or consent to any substantive amendment, supplement or other modification to the Existing Agreement or exercise any other right of agreement or consent thereunder, in each case to the extent that such amendment, supplement, modification, exercise or consent could materially and adversely affect Partner’s rights under this Agreement, unless Partner shall have consented in writing to the same, which consent may not be unreasonably withheld, conditioned or delayed (and which agreement or consent of Partner shall be provided within [***] after a request therefor if such amendment, supplement or other modification would not materially and adversely affect Partner’s rights under this Agreement).

(d)Atara shall not terminate the Existing Agreement without the prior written consent of Partner, which consent may not be unreasonably withheld, conditioned or delayed.

(e)Atara shall at all times comply with the terms of the Existing Agreement.  Atara shall promptly notify Partner of any actual or threatened breach of the Existing Agreement of which Atara becomes aware.  Without limiting the foregoing, within [***] after Atara’s receipt of any written notice, or otherwise becoming aware that such a notice may be forthcoming, relating to any alleged breach by Atara under such Existing Agreement, Atara shall notify Partner thereof, specifying the basis for the alleged breach, as set out in the notice or otherwise known to Atara.  Without prejudice to any of Partner’s other rights under the Agreement or other remedies available to it, Partner shall have the right to take step to cure an actual breach of the Existing Agreement or prevent a termination of the Existing Agreement, at Atara’s costs.  Partner may set off any reasonable payments made by or on behalf of Partner in connection with the performance of such steps against any amounts payable by Partner to Atara under this Agreement.

12.6Certain Rights and Obligations of Partner.

(a)Partner’s, and Partner’s Affiliates, employees, officers, contractors, and consultants performing activities in connection with this Agreement shall execute or have executed agreements requiring assignment to Partner or Partner’s Affiliate, as applicable, all right, title and interest in and to their inventions and discoveries invented or otherwise discovered or generated during the course of and as a result of such activities, whether or not patentable, if any, prior to commencing such activities;

(b)Partner currently has, and will maintain during the Term of this Agreement, directly or through its Affiliates, Approved Sublicensees, and Distributors (i) sufficient qualified and trained personnel and resources, and (ii) necessary financial and technical capacity to effectively fulfill its obligations related to the Product as contemplated in this Agreement.

12.7No Other Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS Article 12, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF PARTNER OR ATARA; (B) ALL OTHER CONDITIONS

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AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT; AND (C) ALL KNOW-HOW, INFORMATION AND MATERIALS PROVIDED BY EITHER PARTY TO THE OTHER PARTY UNDER THIS AGREEMENT ARE PROVIDED “AS-IS.”

Article 13

Indemnification; Insurance; Disclaimer

13.1Indemnification by Atara.  Subject to Section 13.3, Atara shall indemnify, defend and hold harmless Partner and its Affiliates, their subcontractors and Approved Sublicensees and its and their shareholders, directors, officers, employees, agents and representatives and insurers (the “Partner Indemnified Persons”) from and against all Claims that may arise directly or indirectly as a result of: (i) the fraud, gross negligence or willful or wrongful acts or omissions of Atara; (ii) a breach by Atara of any of its representations or warranties under this Agreement; (iii) the failure of Atara to comply with applicable Laws; or (iv) Atara’s Development, Manufacture (provided that such indemnity will be placed in the MSA when entered into), Cell Selection services and Commercialization of the Products by or on behalf of Atara, in each case, except to the extent such Claim arises directly or indirectly as a result of any of the matters for which Partner is providing indemnification pursuant to Section 13.2.

13.2Indemnification by Partner.  Subject to Section 13.3, Partner shall indemnify, defend and hold harmless Atara and its Affiliates and their subcontractors and its and their shareholders, directors, officers, employees, agents and representatives and insurers (the “Atara Indemnified Persons”) from and against all Claims that may arise directly or indirectly as a result of: (i) the fraud, gross negligence or willful or wrongful acts or omissions of Partner; (ii) a breach by Partner of any of its representations or warranties under this Agreement; (iii) the failure of Partner to comply with applicable Laws; or (iv) Partner’s Development, as applicable, Manufacture, if and when transferred to Partner pursuant to this Agreement, and Commercialization of the Products by or on behalf of Partner, in each case, except to the extent such Claim arises directly or indirectly as a result of any of the matters for which Atara is providing indemnification pursuant to Section 13.1.

13.3Notice of Claim.  If a Party intends to claim indemnification under this Agreement (the “Indemnitee”), it shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged loss and the Third Party Claim.  The Indemnitor shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee.  Any Indemnitee shall have the right to retain its own counsel at its own expense for any reason in connection with such Third Party Claim, provided, however, that if the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there is a conflict of interest between the Indemnitor and the Indemnitee in the defense of such action, the Indemnitor shall pay the fees and expenses of one law firm serving as counsel for the Indemnitee in relation to such Third Party Claim.  The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Third Party Claims covered by this Agreement.  The obligations of this Article 13 shall not apply to any

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settlement of any Third Party Claims if such settlement is affected without the consent of both Parties, which shall not be unreasonably withheld or delayed. Each Party will not, without the prior written consent of the other Party, settle such Third Party Claim or consent to the entry of any judgment to the extent that such settlement or judgment: (i) does not release the other Party from all liability with respect to such Third Party Claim, or (ii) likely will materially adversely affect such other Party or cause such other Party to incur any material obligation or liability. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 13.3.  It is understood that only Partner and Atara can claim indemnity under this Agreement (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity hereunder.

13.4Insurance.  Each Party, at its own cost and expense shall, [***], carry and keep in force liability insurance covering such risks as are appropriate and in accordance with sound business practice and the Parties’ obligations under this Agreement.

13.5Limitation of Liability.  NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT IN RESPECT OF ANY BREACH OF (1) A PARTY UNDER Article 14 OR (2) INDEMNIFICATION OBLIGATIONS UNDER THIS Article 13 FOR THIRD PARTY CLAIMS.  FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS CLAUSE SHALL LIMIT OR EXCLUDE ANY LIABILITY TO A THIRD PARTY FOR FRAUD BY ANY PARTY.

Article 14

Confidentiality; Publications; Data Protection

14.1Confidential Information.  The Parties acknowledge that the Confidential Information include valuable trade secrets and is proprietary and the exclusive property of the disclosing Party and its Affiliates.  Unless otherwise set forth in an Ancillary Agreement, during the Term and for a period of [***] thereafter, the receiving Party shall hold the Confidential Information supplied by the disclosing Party hereunder in strict confidence and shall use such Confidential Information solely for the purposes of performing hereunder.  Notwithstanding the foregoing, trade secrets shall be treated as Confidential Information for as long as they retain their status as trade secrets.  The receiving Party may only disclose Confidential Information to those directors, officers, employees, attorneys, contractors, agents, potential acquiror’s, potential sublicensees, bankers, and Affiliates (each a “Representative”) who have a need to know and who are bound by obligations of confidentiality and non-use with respect to such Confidential Information that are at least as restrictive as those set forth herein.  Each of the Parties agrees to: (a) advise their Representatives of the proprietary nature of the Confidential Information and the terms and conditions of this Agreement requiring that the confidentiality of such information be maintained; and (b) use reasonable safeguards to prevent unauthorized use by such Representatives.  Each Party shall be responsible for any breach of this Agreement by its respective Representatives.

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14.2Agreement Confidentiality.  Neither Party hereto shall disclose the terms of this Agreement to any other person or entity other than such Party’s Representatives, or as may otherwise be required by applicable Laws.  In the event a Party reasonably believes it is required by applicable Laws to disclose any terms of this Agreement, prior to any proposed disclosure of any of the terms of this Agreement, such Party shall allow and reasonably assist the other Party in taking any action to lawfully prevent or limit any such disclosure.

14.3Exceptions.  For the purposes of this Agreement, “Confidential Information” shall not include:

(a)Confidential Information which is or becomes public knowledge (through no fault of the Parties or their Representatives in violation hereof);

(b)Confidential Information which is lawfully made available to a Party by an independent third party (and such lawful availability can be properly demonstrated);

(c)Confidential Information which is already in a Party's possession at the time of initial receipt from the other Party (and such prior possession can be demonstrated by competent evidence); or

(d)Confidential Information which is independently developed by a Party or its Representatives and such independent development can be demonstrated by competent evidence.

14.4Disclosures Required by Applicable Law.  Either Party may disclose Confidential Information which is required to be disclosed by applicable Laws or order of any Government Authority to be disclosed; provided, however, that the Party so disclosing shall, give the other Party as much prior written notice as reasonably practicable to permit it to seek a protective order or other similar order with respect to the Confidential Information and, thereafter, shall disclose only the minimum Confidential Information required to be disclosed in order to comply, whether or not the other Party seeks or obtains any such protective or other similar order.  Notwithstanding the foregoing, information disclosed as set forth in this Section 14.4 shall not be disclosed to any other Third Party without the prior written consent of the disclosing Party.

14.5Injunctive Relief.  Each Party acknowledges and agrees that its breach of the confidentiality and non-use obligations set forth herein may cause irreparable harm to the disclosing Party which would not be fully compensable by payment of money damages alone, and that in the event of such a breach or threatened breach the disclosing Party shall be entitled to seek equitable relief (including, without limitation, injunctive relief), without the necessity of proving actual damages or posting a bond.  Such equitable relief shall be in addition to and not in lieu of any other relief available to the disclosing party at law or in equity.

14.6Ownership of Confidential Information.  All Confidential Information which either Party or any of its Representatives shall obtain or to which either Party or any such Representative shall be given access pursuant to or in connection with this Agreement, shall be and remain the sole property of the disclosing Party, and the receiving Party shall have no rights or interests (except as expressly provided herein) to or in such Confidential Information.

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14.7Return or Destruction of Confidential Information.  Immediately upon the expiration or earlier termination of this Agreement, the receiving Party shall, at the other Party’s option, return to the disclosing Party, or provide a certificate of one of its Executive Officers as to the destruction of all Confidential Information (including all copies thereof) then in the possession of the receiving Party or any of its Representatives.  Each Party may retain one (1) archival copy of such Confidential Information, which Confidential Information shall be subject to the confidentiality obligations set forth in this Article 14.

14.8Data Protection.  Each Party shall comply with their respective obligations under applicable Data Protection Laws.  Where one Party discloses personal data to the respective other Party, the disclosing Party is responsible to ensure meeting all conditions that are legally required to allow this disclosure for purposes of this Agreement (including medical and diagnostic research and development purposes).  If such disclosure may include transfer of personal data from the European Economic Area (EEA) to a non-adequate country as defined by the General Data Protection Regulation 2016/679 (GDPR) such a transfer will require the prior conclusion of a specific agreement between the Parties, which they expressly accept, providing for the implementation of the most appropriate transfer mechanism in order to comply with the provisions of the GDPR related to export of personal data outside EEA. Additionally, this disclosure may include, e.g., ensuring that respective Data Subjects have given and not withdrawn their consents, or anonymizing or de-identifying the human personal data prior to disclosure.

14.9Publications.

(a)Atara shall have the right to publish any information, data, or results obtained by Atara independently of this Agreement with respect to the Product in written, oral or other form and in any forum, provided that it shall provide prior notice to Partner with respect to any new Development Data that it intends to publish.

(b)If either Party (the “Publishing Party”) wishes to publish any information, data or results regarding the Product in the Field in the Territory obtained from activities authorized under this Agreement, including any Development Data resulting from the Current Studies in any scientific journals or scientific conferences, a manuscript of the proposed publication shall first be sent to the other Party (the “Receiving Party”) at least [***] in advance of such publication for review.  The Publishing Party shall consider in good faith the Receiving Party’s comments during this [***] period and unless the Receiving Party informs the Publishing Party in writing during this [***] period that the proposed publication must be delayed in order to protect a patentable invention or changed to avoid disclosure of the Receiving Party’s Confidential Information or adjusted (to the extent scientifically reasonable) to avoid any materially adverse impact on the Development or Commercialization of the Product, the Publishing Party shall be free to publish such results.  In the event that a delay of the proposed publication is required, the Publishing Party shall withhold such submission for publication for one additional period, up to [***], or such other period as the Parties may mutually agree.

(c)If a Party intends to present any information, data or results regarding activities relating to the Product in the Field in the Territory, including any Development Data resulting from the Current Studies, at symposia or other meetings of healthcare professionals, or international and/or US or European congresses, conferences or meetings organized by a

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professional society or organization, the provision of subclause (b) shall apply mutatis mutandis to (i) all abstracts that will be submitted for publication (ii) all draft slide presentations for use in oral presentations, and (iii) all posters that will be presented at such Scientific Meeting, provided that the [***] review period referred to in subclause (b) shall be reduced to [***].

14.10Publicity.  The Parties shall agree on a joint press release in relation to the execution of this Agreement, following the public dissemination of which (i) either Party may make subsequent public disclosure of the contents of such statement, in a manner reasonably consistent with such contents, without the further approval of the other Party, and (ii) each Party shall be entitled to refer publicly to the relationship of the Parties reflected in this Agreement in a manner that is consistent with the joint press release issued by the parties.  All other publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby, including any announcement that discloses the existence of this Agreement or any Development or Commercialization activities with respect to the Product in the Field and in the Territory, shall be reviewed in advance by and subject to the approval of both Parties, which approval shall not be unreasonably withheld; except that:

(a)nothing in this Section 14.10 shall prevent a Party from promptly making all disclosures and filings with Government Authorities as may, in its judgement be required or advisable in connection with the execution and delivery of this Agreement or the consummation of and the performance thereof the transactions contemplated hereby, including, without limitation, disclosures required by the rules and regulations of the SEC, other Government Authority, or applicable stock exchange, provided that except where prohibited by applicable Law or exigent circumstances, the receiving Party takes reasonable best efforts to provide the disclosing Party at least [***] prior written notice of such disclosure (and the right to review and comment on the proposed disclosure), and discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose in the receiving Party’s legal counsel opinion;

(b)to the extent that this Agreement and one or more of the Ancillary Agreements may need to be filed by Atara with the SEC, Atara shall, prior to making any such filing with the SEC, provide Partner and its counsel with a proposed redacted version of this Agreement (and any other Ancillary Agreement, as applicable) which it intends to file with the SEC and to give due consideration to any comments provided by Partner or its counsel and use reasonable efforts to obtain confidential treatment for such required disclosure;

(c)following the filing of the Agreement or any Ancillary Agreement with the SEC, Atara may describe or refer to portions of the Agreement or any Ancillary Agreement for which confidential treatment is not obtained from the SEC without the prior review or approval of Partner;

(d)Atara may, only as required by the rules and regulations of the SEC or applicable stock exchange, disclose the Net Sales set forth in any Royalty Report in any earnings release, quarterly report or annual report, as the case may be, in each case without the prior review or consent of Partner; and

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(e)either Party shall be free, without the consent of the other Party, to continue to publicly disclose materials previously approved by the other Party to the extent such materials are substantially in the same form as previously approved.

Article 15

Subcontracting

15.1Atara.  Subject to the terms and conditions of this Agreement, including, without limitation, Section 15.3 hereto, Atara shall have the right to carry out all or any part of its obligations under this Agreement or any Ancillary Agreement through its subsidiaries, Affiliates or one or more Third Party subcontractors, with prior notice to the JSC with respect to the primary CRO responsible for operating the Clinical Studies and prior approval of the JSC with respect to Manufacturing entities other than the Atara Manufacturing Facilities.

15.2Partner.  Subject to the terms and conditions of the Agreement, including, without limitation, Section 15.3 hereto, Partner shall have the right to carry out all or any part of its obligations under this Agreement or any Ancillary Agreement through (i) its Affiliates and Approved Sublicensees, and Distributors, or (ii) one or more Third Party subcontractor(s) that do not require a license under the Atara Intellectual Property to perform appointed activities under this Agreement.

15.3Responsibility For Subcontractors.  Each Party shall ensure that each of its subcontractors or Approved Sublicensees (as applicable), if any, accepts and complies with all of the terms and conditions of this Agreement and such Party shall be responsible for all acts of such subcontractors or Approved Sublicensees as if such acts were its own.

Article 16

Term and Termination

16.1Term.  This Agreement will commence on the Effective Date and, unless earlier terminated under this Article 16 shall expire following the last Commercial Sale of the Product in the Field in the Territory by Partner, its Affiliates or their Approved Sublicensees (the “Term”).

16.2Termination for Material Breach, Transfer or Assignment, Insolvency Event.

(a)Either Party may terminate this Agreement in the event of a material breach by the other Party of any material obligation of this Agreement in the overall context of the Agreement on [***] prior written notice to the other, specifying the nature of the breach, unless such other Party shall (i) cure such default within such [***] period or, (ii) if not capable of being remedied within such [***] period, communicate to the non-breaching Party a written remediation plan reasonably designed to cure such breach or default within a reasonable additional time period, not to exceed an additional [***] following expiration of the foregoing [***] period and diligently seeks to remedy the breach in accordance with the remediation plan.  If the allegedly breaching Party disputes in good faith the material breach, this Agreement shall not be terminable by the non-breaching Party until it has been determined by arbitration under Section 17.10(c) that this

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Agreement was materially breached by the breaching Party and then only if the breaching Party has not cured such material breach within [***] following such arbitration determination.  If the material breach is due to an Approved Sublicensee or Distributor of Partner, the termination of the license or sublicense with such Approved Sublicensee or Distributor within [***] of the notice of breach would be deemed to cure such breach for the purposes of this Section 16.2(a).

(b)Notwithstanding the provisions of Section 16.2(a), either Party may terminate this Agreement on written notice with immediate effect upon the Insolvency Event of the other Party.  All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to intellectual property as defined in Section 101 of such Code.  The Parties agree that Partner may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets.  The Parties further agree that, in the event Partner elects to retain its rights as a licensee under such Code, Partner shall be entitled to complete access to any Licensed Intellectual Property and all embodiments of such technology.

16.3Termination for Patent Challenge.  If Partner commences or actively participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts in writing any claim challenging or denying the validity or enforceability of any patent claim in the Atara Intellectual Property, then Atara shall have the right, in its sole discretion, to terminate this Agreement upon providing Partner [***] prior written notice of termination. In addition to all other rights and remedies available to Atara for any breach of this provision by Partner, in the event that any such challenge is not successful, then Partner shall reimburse Atara for all costs and expenses, including but limited to attorney’s fees, incurred by Atara incurred as a result of defending against such challenge.

16.4Termination for Convenience by Partner.  Partner shall be permitted to terminate this Agreement at will (a) in [***], or (b) on a country-by-country basis outside the [***] with [***] prior written notice to Atara in the Pre-Transfer Period and [***] prior written notice to Atara in the Post-Transfer Period.  During the period after providing Atara a notice to terminate pursuant to this Section 16.4 and prior to the effective date thereof, this Agreement will remain in full force and effect with respect to such terminated country(ies) and Partner shall continue (and shall cause all its Affiliates, Approved Sublicensees and Distributors to continue) to perform Partner’s obligations and applicable activities under this Agreement in such country(ies).

16.5Termination by Mutual Agreement.  In the event that by [***], (a) no Marketing Authorization has been obtained for the Product in the European Territory and (b) there is no ongoing Development for a Product for Commercialization in the Field in the Territory, the Parties shall discuss in good faith the terms and conditions under which the Agreement may be terminated by their mutual agreement.

16.6Termination for Safety Reasons.  Partner shall be permitted to terminate the Agreement for Safety Reasons upon [***] written notice to Atara, but only after consulting with Atara at least [***] on Partner’s assessment with respect to such Safety Reasons.  In this regard, “Safety Reasons” shall mean that, based upon all relevant scientific data, there are safety and public health issues relating to the Product such that the medical benefit/risk ratio of such Product

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is sufficiently unfavorable as to materially compromise the welfare of patients so that use in patients is no longer justifiable

16.7Alternative to Termination for Material Breach. If Atara has materially breached or defaulted in the performance of any of its material obligations hereunder with respect to Regulatory Filings and Regulatory Interactions during the Pre-Transfer Period, and Manufacturing and Cell Selection services during the Term, or of its obligations in Sections 8.13 and 8.14, and such breach is not curable or has not been cured within the cure period in Section 16.2 after written notice thereof was provided by Partner, then, [***].

16.8Consequences of Termination.

(a)Accrued Obligations.  The termination of this Agreement by either Party shall not release the other Party from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor will any such termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement, provided that any milestone payment that is achieved under Article 11.2(b) and (c) during the termination notice period shall not be due.

(b)Rights on Termination of Agreement.  In case of termination of this Agreement by either Party (unless as otherwise specified), this Section 16.8(b) shall apply:

(i)Wind-down Period.

(1)Partner shall use Commercially Reasonable Efforts to effect a smooth termination of the Agreement, including by performing the activities set forth in Sections 16.8(b)(i)(3), (4) and (5), for a period not exceeding [***] following the termination of the Agreement (“Transition Period”).

(2)Partner shall return to Atara, [***], in resalable form its remaining inventory of the Product in the Territory following the termination of this Agreement during the Transition Period.

(3)In the event Partner is the sponsor of or is responsible for conducting any on-going Clinical Studies of the Product following the date a notice of termination has been issued by Atara or Partner, as applicable, Partner shall be entitled to complete or wind down such activities, unless Atara requests that they be transitioned to Atara, in which case Partner shall use Commercially Reasonable Efforts to support such transition to Atara, [***].

(4)Each Party shall use Commercially Reasonable Efforts to cooperate with the other to effect a smooth and orderly wind down or transition in of the activities related to the Product in the Territory during the Transition Period.

(5)Partner shall provide Atara with country-specific Promotional Materials for use limited to the Product, excluding any trademarks and logos that are specific to Partner.  Partner agrees to provide Atara with country-specific Promotional Materials and to assign on reasonable commercial terms to be agreed by the Parties all worldwide rights in

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and to any Product Trademarks, other than Product Trademarks of Atara, specific to the Product that Partner or any of its Affiliates used in connection with Product(s).  It is understood that such assignment shall not include the name of Partner or any of its Affiliates, nor the corporate logo, service mark, or trademark for Partner or for any of its Affiliates as a corporate entity.

(ii)Licenses.  Upon termination of this Agreement in all or part by either Party, subject to the provisions of Section 16.8(b)(i), all licenses granted by Atara to Partner, including any license to Manufacture Product in the Territory or use Atara trademarks and associated web domains, shall terminate, and Partner and its Affiliates and Approved Sublicensees shall cease all Commercialization activities under this Agreement, in each case, with respect to the terminated countries.  Further, the following provisions shall apply to the terminated countries of the Territory:

(1)Assignment of Regulatory Filings and Market Authorizations.  Partner shall assign, or cause to be assigned) to Atara any and all Regulatory Filings and Market Authorizations held in Partner’s name and relating to Product (or to the extent not so assignable, Partner shall take all reasonable actions to make available to Atara the benefits of) all Regulatory Filings and Market Authorizations for the Product in the terminated countries.  In each case, unless otherwise required by any applicable Law or regulation or requested by Atara, the foregoing assignment (or availability) shall be made within a reasonable period of time mutually agreed between the Parties.

(2)Approved Sublicensees.  Any contracts with Approved Sublicensees in the terminated countries engaged by Partner shall be assigned to Atara to the furthest extent possible.  Partner shall use Commercially Reasonable Efforts, and cause its Affiliates to use Commercially Reasonably Efforts, to waive any exclusive dealing obligations of such Approved Sublicensee with respect to such Approved Sublicensee agreement, and to provide to Atara information relevant to the Approved Sublicensee agreement and make introductions to such Approved Sublicensee so that Atara may enter into direct discussions with such Approved Sublicensee to secure the relevant items or services.

(3)Partner Trademarks.  Upon the effective date of termination, Partner agrees to assign on reasonable commercial terms to be agreed by the Parties all rights in and to any trademarks owned by Partner that are specific to the Product that Partner, its Affiliates, and Approved Sublicensees used in connection with the Product in terminated countries.  It is understood that such assignment shall not include the name of Partner or any of its Affiliates or Approved Sublicensees, nor the corporate logo, service mark, or trademark for Partner or for any of its Affiliates or Approved Sublicensees as a corporate entity.

(4)Partner Intellectual Property.  Partner shall and hereby does grant to Atara a non-exclusive, worldwide, transferable, perpetual and irrevocable license, with the right to sublicense through multiple tiers Partner Intellectual Property as it exists at the time of such termination of this Agreement and that are necessary to Develop, Manufacture, Commercialize and otherwise use the Product in the Field in terminated countries, and solely to Develop, Manufacture, Commercialize and otherwise use the Product in the Field in terminated countries subject to Atara’s making the payment set forth in Section 11.12; provided however, that

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if termination is due to a material breach by Partner under Section 16.2(a), then the foregoing license shall be provided on a fully paid basis.

16.9Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is affected and notwithstanding any provision contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

Article 17

General Provisions

17.1Entire Agreement.  This Agreement and the Additional Agreements, together with the Exhibits and all written amendments, modifications and supplements thereto constitute the entire agreement between the Parties and all prior negotiations, proposals and writings pertaining to this Agreement or the subject matter thereof, are hereby superseded.  No modification of this Agreement will be effective unless in writing and signed by both Parties.

17.2Severability.  In the event that any provision of the Agreement or the documents and instruments contemplated hereby is held by court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, unless narrowed by construction, the Agreement and the documents and instruments contemplated hereby shall be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable, or if such language cannot be drawn narrowly enough to satisfy such court, the court making any such determination shall have the power to modify in scope, duration or otherwise any such provision, but only to the extent necessary to make such provision or provisions enforceable in such court, and such provision then shall be applicable in such modified form.  No narrowed construction, court modification, or invalidation of any provision of the Agreement and the documents and instruments contemplated hereby shall affect the construction, validity, or enforceability of such provision or of the Agreement and the documents and instruments contemplated hereby in any jurisdiction other than that upon which the decision of the court of competent jurisdiction shall govern.

17.3Assignment.  This Agreement may not be assigned by either to any person, firm, partnership, corporation or other entity (including by operation of law, judicial process or otherwise) without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, provided that each Party may assign this Agreement, or any or all of the rights and obligations hereunder, to upon [***] written notice (a) without obtaining the other Party’s prior written consent, to any of its Affiliates for as long as such entity remains an Affiliate, (b) in the case of Atara, without obtaining the Partner’s prior written consent, to (i) an entity that acquires all or substantially all of the equity interests, business or assets to which this Agreement relates, whether by merger, acquisition, reorganization or otherwise, or (ii) to an entity located in the USA, European Union or United Kingdom solely with respect to the transfer or assignment of rights to receive payments (or any portion thereof) due to Atara under Sections 11.2, 11.3 and 11.4 (and subject to set off rights as applicable), provided that, in connection with such a transfer or assignment, Atara may disclose to the transferee or assignee any reports or information provided to Atara regarding such payments under a written agreement

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containing non-disclosure and non-use provisions no less stringent than set forth in this Agreement, and provided further that if Partner reasonably believes the assignment in (ii) would materially and adversely affect Partner’s ability to perform its obligations under this Agreement, the Partner shall be entitled to refuse such assignment; and (c) in the case of Partner, without obtaining Atara’s prior written consent, to an entity that acquires all or substantially all of the equity interests, business or assets of Partner or Partner’s commercial franchise within Partner’s organization in which the Product is operated, whether by merger, acquisition, reorganization or otherwise.  This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns.  Any assignment not in accordance with this Section 17.3 shall be null and void.

17.4Counterparts.  This Agreement may be executed in any number of counterparts and by each of the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signatures of the Parties transmitted by electronic means shall be deemed to be their original signatures for all purposes.

17.5Third Party Beneficiaries.  Memorial Sloan Kettering Cancer Center is a Third Party beneficiary of this Agreement solely to the extent required in the Existing Agreement.  Otherwise, this Agreement and each and every provision hereof and thereof are for the exclusive benefit of the Parties hereto and not for the benefit of any other third party.

17.6Force Majeure.  If the performance of any part of this Agreement (except for any payment obligation under this Agreement) by either Party is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of such Party (including, fire, flood, earthquake, tsunami, embargo, power shortage or failure, acts of war, pandemic, insurrection, riot, terrorism, strike, lockout or other labor disturbance, acts of God or any acts, omissions or delays in acting of the other Party), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

17.7Applicable Law.  The Parties agree to conduct all activities under this Agreement in compliance with applicable Law.  This Agreement will be governed by and in accordance with [***] without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.

17.8Waiver.  Neither Party’s failure to insist on performance of any term, condition, or instruction nor failure to exercise any right or privilege or its waiver of any breach, shall thereafter be construed to constitute a waiver of such term, condition, instruction, right or privilege.  No consent or waiver, expressed or implied, by a Party to the performance by the other Party or of any breach or default by the other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder.  The giving of consent by a Party in any one instance shall not limit or waive the necessity to obtain such Party's consent in

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any future instance.  No waiver of any rights under this Agreement shall be binding unless it is in writing and signed by the Party waiving such rights.

17.9Notices.  Unless otherwise agreed by the Parties or specified in this Agreement, all communications between the Parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language.  Any notice required or permitted under this Agreement shall be in writing in the English language, and (a) delivered personally, (b) sent by air mail or express courier service providing evidence of receipt, postage pre-paid where applicable, or (c) by electronic transmission or facsimile (complete transmission confirmed and a copy promptly sent by another permissible method of providing notice described in paragraph (a) or (b) above), to the following addresses of the Parties (or such other address for a Party as may be specified by like notice):

To Atara:

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To Partner:

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17.10Dispute Resolution.

(a)Referral to Senior Executives.  The Parties recognize that a dispute arising out of or in connection with this Agreement (“Dispute”) may from time to time arise during the term of this Agreement.  Any such Dispute which cannot be resolved by good faith negotiations shall be referred, by written notice from either Party to the other, to the Executive Officers (or their respective designees) for resolution.  The Executive Officers (or their respective designees) shall negotiate in good faith to resolve such Dispute through discussions promptly following such written notice.  If the Executive Officers cannot resolve the Dispute within [***] of such written notice, or either Party concludes that the matter will not be so resolved, then, the provisions of Section 17.10(b) shall apply.  If the Parties should resolve such Dispute pursuant to the procedures in this Section 17.10(a), a memorandum setting forth their agreement will be prepared and signed by both Parties, if requested by either Party.

(b)Mediation.  If the Executive Officers (or their respective designees) cannot resolve the Dispute during the [***] period pursuant to Section 17.10(a), the Parties shall first refer the dispute to proceedings under the ICC Mediation Rules.  Such mediation shall take place in [***] and shall be attended on behalf of each Party for at least one session by a senior businessperson with authority to resolve the Dispute.

(c)Arbitration.  Any Dispute not resolved under the procedures in Section 17.10(b) within [***] following the filing of a request for mediation or within such other period as the parties may agree in writing, such Dispute shall thereafter be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators, and the President

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of the Tribunal shall be nominated according to such Rules of Arbitration of the International Chamber of Commerce.  The seat, or legal place, of arbitration shall be Paris, France.  The language of the arbitration shall be English.  The final award shall be rendered within [***] of the constitution of the tribunal, unless the tribunal determines that the interest of justice requires that such limit be extended.  Except as may be required to confirm or enforce a final award, or as may be required by applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

(d)Non-Disclosure of Communications with Internal Counsel.  Notwithstanding any rights to the contrary under applicable procedural or substantive rules of Law, any communications exchanged between members of each Party’s respective legal department and directors, employees or agents in connection with any disputes, investigations, administrative or other proceedings, shall not be requested, produced or otherwise used, to the extent such communications would have been covered by legal privilege and not disclosable, had these communications been exchanged between such Party and its external attorneys.

17.11Headings.  Any headings used herein are for convenience in reference only and are not a part of this Agreement, nor shall they in any way affect the interpretation hereof

17.12Interpretation.  The captions to the articles and sections of this Agreement are not a part of this Agreement but are included for convenience of reference and shall not affect its meaning or interpretation.  In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; and (b) the singular shall include the plural and vice versa.  Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under generally accepted cost accounting principles, but only to the extent consistent with its usage and the other definitions in this Agreement.  This Agreement shall not confer any benefits on any Third Parties and no Third Party may enforce any term of this Agreement.

17.13Further Assurances.  Each Party hereto agrees that they will without further consideration execute and deliver such other documents and take such other actions as may be reasonably requested by the other Party to consummate more effectively the transactions and agreements contemplated hereby.

17.14No Partnership or Joint Venture.  Nothing in this Agreement is intended, or shall be deemed, to establish a joint venture or partnership between Atara and Partner.  Neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

17.15Survival.  The following provisions of this Agreement, as well as the provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of this Agreement, shall continue as valid and enforceable obligations of the Parties notwithstanding any such termination, cancellation, completion or expiration: Article 1 and Sections 2.3, 6.5, 6.6 (solely with respect to the licenses described therein), 7.4(b), 7.6 (solely to the extent that such audit relates to Product Commercialized during the Term), 8.6(a), 10.1, each of 11.8, 11.9, 11.10, and 11.11 (solely to the extent that such reports, records, payments and taxes

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apply to the period prior to the effective date of termination), 12.7, 13.1-13.3 (solely with respect to Third Party Claims arising during the Term), 13.4, 13.5, 14, 16.8, 16.9, 17.

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

ATARA BIOTHERAPEUTICS, INC. By: /s/ Pascal Touchon Name: Pascal Touchon Title: President and Chief Executive Officer Date: 10/1/2021	PIERRE FABRE MEDICAMENT By: /s/ Jean-Luc Lowinski Name: Jean-Luc Lowinski Title: President Date: 10/2/2021

List of Exhibits:

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EXHIBIT A (Approved Sublicensee Countries or Distributor Countries)

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EXHIBIT B (Transition Plan)

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EXHIBIT C (Key Manufacturing and Supply Terms)

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EXHIBIT D (Atara Patents)

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EXHIBIT E (Atara Bank Account Information)

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EXHIBIT F (Cell Selection Services)

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EXHIBIT G (Product Trademarks)

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EXHIBIT H (Royalty Report Template)

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EXHIBIT I (Atara Officers)

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